SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                       MEDICAL INDUSTRIES OF AMERICA, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD SEPTEMBER 10, 1999

      To the Stockholders of  Medical Industries of America, Inc.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Medical Industries of America, Inc., a Florida corporation (the "Company"), will be held at ______________________________________ at 10:00 a.m., local time on September
10, 1999, for the following purposes:

1. To elect eight directors to each serve until the next annual meeting of Stockholders of the Company and until their successors have been duly elected and qualified;

      (i) John Haines' appointment is subject to the approval of the acquisition of CyberCare, Inc. as more fully disclosed herein as Proposal 2.

2. To consider and act upon a proposal to approve the issuance of additional common shares of the Company for the purpose of acquiring all the capital stock of CyberCare, Inc. under the terms of that certain Stock Exchange Agreement by and between the Company and CyberCare, Inc. dated July 5, 1999.

3. To consider and act upon a proposal to approve an amendment to the Company's Articles of Incorporation to change the name of the Company from Medical Industries of America, Inc. to Cybr-Care, Inc.

4. To consider and act upon a proposal to approve an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock from 100 million to 200 million.

5. To consider and act upon a proposal to approve the Company's proposed 1999 Incentive Stock Option Plan.

6. To consider and act upon a proposal to approve the Company's proposed 1999 Officers and Directors Stock Option Plan.

1. To consider and act upon a proposal to approve the Company's proposed 1999 Employee Stock Purchase Plan.

2.    To ratify the appointment of Ernst & Young, LLP.

3. To consider and act upon a proposal to approve an amendment to the Plan of Merger with Air Response, Inc. whereby the Company will issue a series of debentures convertible into its common stock in replacement of promissory notes.

4. To consider and act upon a proposal to approve the sale to investors of debentures and warrants pursuant to a private offering with Connecticut Capital Markets, LLC, the placement agent, where the issuance of the Company's common shares upon the conversion or exercise of the debentures or warrants could result in the Company issuing shares of its common stock to the investors in amounts of 20% or more of the Company's issued and outstanding common stock as of the Record Date.

5. To consider and act upon a proposal to approve the sale, pursuant to a three year $25 million equity line funding commitment with Swartz Capital & Partners, LLC, of the Company's common stock and warrants which, if converted, could result in the Company issuing shares of its common stock to the investors in amounts of 20% or more of the Company's issued and outstanding common stock as of the Record Date.

6. To transact such other business as may properly come before the meeting or any Adjournment thereof.

      Only stockholders of record at the close of business on July 16, 1999, are entitled to notice of and to vote at the meeting, or any adjournment thereof subject to the following exception: with respect to Proposal 9, the amendment to the Merger Agreement with Air Response, Inc. the former stockholders of Air Response, Inc. or their successors in interest who hold shares of the Company's common stock may not vote. A complete list of such stockholders will be available for examination at the offices of the Company in Boynton Beach, Florida for ten business days prior to the meeting.

      Stockholders unable to attend the Annual Meeting in person are requested to read the enclosed Proxy Statement and then complete and deposit the Proxy together with the power of attorney or other authority, if any, under which it was signed, or a notarized certified copy thereof, with the Company's transfer agent, Corporate Stock Transfer, 370 17th Street, Denver, CO 80202, at least 48 hours (excluding Saturdays, Sundays and statutory holidays) before the time of the Annual Meeting or adjournment thereof or with the chairman of the Annual Meeting prior to the commencement thereof. Unregistered Stockholders who received the Proxy through an intermediary must deliver the Proxy in accordance with the instructions given by such intermediary.

                                          BY ORDER OF THE BOARD OF DIRECTORS

Boynton Beach, Florida                    /s/ Linda Moore
_______________, 1999
______________                            Linda Moore, Secretary


      THE PROXY STATEMENT WHICH ACCOMPANIES THIS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS CONTAINS MATERIAL INFORMATION CONCERNING THE MATTERS TO BE CONSIDERED AT THE MEETING, AND SHOULD BE READ IN CONJUNCTION WITH THIS NOTICE.

                                TABLE OF CONTENTS
                                      PROXY
                      MEDICAL INDUSTRIES OF AMERICAN, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 10, 1999

PROXY STATEMENT FOR 1999 ANNUAL MEETING OF STOCKHOLDERS                  1
Annual Meeting                                                           1
Record Dates                                                             1
Quorum                                                                   1
Voting Requirements                                                      1
Abstentions and Broker Non-Votes                                         2
Default Voting

ANNUAL REPORT                                                            2

AVAILABLE INFORMATION                                                    2

FORWARD LOOKING INFORMATION                                              3

PROPOSAL 1 - ELECTION OF DIRECTORS                                       3
Director Nominees                                                        3
Committees and Meetings                                                  4
Directors' Fees                                                          5
Reports                                                                  5

PROPOSAL 2 - CYBERCARE STOCK EXCHANGE AGREEMENT                          5
General                                                                  5
Reasons for the Proposal                                                 5
   Pro Forma Book Value and Earnings Per Share                           6
      Comparative Per Share Information                                  6
      Unaudited Pro Forma Combined Financial Information                 7

SUMMARY OF CYBERCARE ACQUISITION                                        12
The Parties to the Transaction                                          12
   The Company                                                          12
   CyberCare                                                            12
   CyberCare Stockholder Who Will Become Director                       12
   CyberCare Stockholder Who Will Become More than 5% Stockholder       12
   Lack of Opinions, Appraisals and Reports                             12
   Regulatory Requirements                                              12
   Federal Income Tax Consequences of the CyberCare Acquisition         12
   Accounting Treatment of the Transaction                              12
   Resales of Common Stock                                              13
   Absence of Dissenters' Rights                                        13
   Nasdaq Requirement for Stockholder Approval                          13
   Market and Market Price for Common Stock                             13
Risk Factors Applicable to the CyberCare Acquisition                    14
   Dependence upon Acquired Management                                  14
   Integration of Operations; Management of Growth                      15
   Dilution; Voting Control                                             15
   Pro Forma Effect on Book Value and Earnings Per Share                15
   Resales of Common Stock and Market Volatility                        15
   Risks With Respect to Computer Technologies and Year 2000 Compliance 16
   Substantial Competition                                              16
   Risk of Product Liability                                            16

   Future Capital Needs; Potential Need for Additional Financing        16
   Acquisition of Businesses; Risks of Growth and Expansion             17
   Uncertain Ability To Protect Patents and Proprietary Technology and
     Information                                                        17
   Early Stage Product Development                                      18
   Dependence on Market Acceptance                                      18
   Limited Marketing and Sales Capability                               18

THE CYBERCARE ACQUISITION                                               18
   Background                                                           18
   Reasons for the CyberCare Acquisition                                18
   Potentially Negative Factors of the CyberCare Acquisition            19
Resales of Common Stock                                                 19
   Registration Rights Agreement                                        20
   Lock-Up of Common Stock                                              20
   Interest of Certain Persons in the CyberCare Acquisition             20
The Exchange Agreement                                                  20
   General                                                              20
   Employment and Non-Compete Agreement                                 21
   Representations and Warranties of the Parties                        21
   Additional Covenants of the Parties                                  21

THE COMPANY                                                             21
General                                                                 21
Business Operations                                                     22
   Air Ambulance Transport Services                                     22
   Physical, Occupational and Speech Therapy Centers                    22
   Pharmaceutical Services                                              22
   Sleep Centers                                                        23
   Cardiology Ancillary Services                                        23
Pending Acquisition                                                     23
Professional Liability Insurance                                        24
Competition                                                             24
Marketing                                                               24
Employees                                                               25
Description of Properties                                               25
Legal Proceedings                                                       25

MEDICAL INDUSTRIES OF AMERICA, INC.
    SELECTED CONSOLIDATED FINANCIAL DATA                                26

MANAGEMENT'S DISCUSSSION AND ANALYSIS OF THE FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY                   27
   Overview                                                             27
   Material Changes                                                     28
   Comparison of the Results of Operations for Three Months Ended
      March 31, 1999 and March 31, 1998                                 28
   Comparison of the Results of Operations for the Twelve Months Ended
      December 31, 1998 and December 31, 1997                           29
   Comparison of the Results of Operations for the Twelve Months Ended
      December 31, 1997 and December 31, 1996                           30
   Liquidity and Capital Resources                                      30

CYBERCARE - SELECTED CONSOLIDATED FINANCIAL DATA                        31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITON AND RESULTS OF OPERATIONS OF CYBERCARE                      32

   Overview                                                             32
   Results of Operation                                                 32
DESCRIPTION OF THE BUSINESS OF CYBERCARE                                32
   Description of the Business For the Last Five Years                  32
   Conduct of Business                                                  32
   Material Agreements                                                  32
   Description of Material Products                                     33
   Status of Patents and/or Copyrights                                  33
   Competition                                                          33
   Marketing                                                            33
   Description of Properties                                            34
   Employees                                                            34
   Government Regulations                                               34
   Legal Proceedings                                                    34

PROPOSAL 3 - AMENDMENT TO ARTICLES OF INCORPORATION
             NAME CHANGE                                                34
   General                                                              34
   Reason For The Proposal                                              35
   Vote Necessary to Approval Proposal                                  35

PROPOSAL 4 - INCREASE IN AUTHORIZED CAPITAL STOCK                       35
   General                                                              35
   Purpose and Effect of the Proposed Amendment                         36
   Vote Necessary to Approve Proposal                                   36

PROPOSAL 5 - MEDICAL INDUSTRIES OF AMERICA, INC.
   1999 INCENTIVE STOCK OPTION PLAN                                     36

PROPOSAL 6 - MEDICAL INDUSTRIES OF AMERICA, INC.                        37
   1999 OFFICERS AND DIRECTORS STOCK OPTION PLAN
   Eligibility                                                          37
   Exercise Price                                                       37
   Non-Transferability and Restrictions on Exercises                    37
   Term of the Options                                                  37
   Tax Consequences                                                     38
   Anti-dilution Provisions                                             38
   Reload Options                                                       38

PROPOSAL 7 - MEDICAL INDUSTRIES OF AMERICA, INC.                        39
   1999 EMPLOYEE STOCK PURCHASE PLAN
     Tax Consequences                                                   38

PROPOSAL 8 - CHANGE IN ACCOUNTING FIRMS, APPOINTMENT
   OF ERNST & YOUNG, LLP AS OUR AUDITORS                                39

PROPOSAL 9 - AMENDMENT TO AIR RESPONSE MERGER AGREEMENT                 39
   General                                                              39
   Terms of Transaction                                                 40
   Purpose and Effect of Proposal                                       40

PROPOSAL 10 - CONNECTICUT CAPITAL MARKETS, LLC
   $5,000,000 PRIVATE PLACEMENT                                         41
   General                                                              41
   Purpose and Effect of Proposal                                       42

PROPOSAL 11 - SWARTZ EQUITY LINE                                        43
   General                                                              43

   Purpose and Effect of Proposal                                       45

PROPOSAL 12 - OTHER MATTERS                                             45

STOCK OWNERSHIP                                                         45

EXECUTIVE COMPENSATION                                                  47
Compensation of the Company Officers                                    47
   Summary of Compensation                                              47
   Employment Agreements                                                47
   Long Term Employee Plans                                             49

COST OF SOLICITATION                                                    49

DEADLINE FOR FUTURE PROPOSALS OF STOCKHOLDERS                           49

OTHER MATTERS                                                           49

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                       49

                      MEDICAL INDUSTRIES OF AMERICA, INC
                      1903 S. CONGRESS AVENUE, SUITE 400
                         BOYNTON BEACH, FLORIDA 33426

                             -------------------

                             PROXY STATEMENT FOR
                     1999 ANNUAL MEETING OF STOCKHOLDERS
                             -------------------

      ANNUAL MEETING. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Medical Industries of America, Inc., a Florida corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at ____________________________________, at 10:00 a.m., local time, on September
10, 1999, and at any adjournments thereof for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of the Company (the "Stockholders") on or about _______________, 1999. All costs of soliciting proxies will be borne by the Company.

      RECORD DATES. With respect to all proposals, other than Proposal 9, the close of business on July 16, 1999 has been fixed as the record date ("Record Date") for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the Record Date, there were 29,260,885 shares of common stock, $.0025 par value, issued and outstanding. With respect to Proposal 9, the former stockholders of Air Response, Inc. or their successors in interest who own shares of the Company's common stock may not vote on this proposal. As of the Record Date, the former stockholders of Air Response, Inc. owned 3,866,667 shares of the Company's common stock.

      QUORUM. The presence, in person or by proxy, of a majority of the outstanding shares of common stock on the Record Date, is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted towards a quorum. If a quorum is not present or represented by proxy at the Annual Meeting, the Stockholders present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other then an announcement at the Annual Meeting, until a quorum is present or represented by proxy. At any such adjourned Annual Meeting at which a quorum is present or represented by proxy, any business may be transacted that might have been transacted at the original Annual Meeting.

      VOTING REQUIREMENTS. With respect to the election of directors, votes may be cast in favor of or withheld. Directors are elected by a plurality of the votes cast at the Annual Meeting, and votes that are withheld will be excluded entirely from the vote and will have no effect. Any other matter that may be submitted to a vote of the Stockholders will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares voted against the matter, unless the matter is one for which a greater vote is required by law or the Company's Articles of Incorporation or Bylaws.

      ABSTENTIONS AND BROKER NON-VOTES. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter. Shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore will not be considered when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Accordingly, abstentions and broker or nominee non-votes will not have the same effect as a vote against the election of any director.

      DEFAULT VOTING. All shares represented by properly executed proxies, unless such proxies have been previously revoked, will be voted at the Annual Meeting in accordance with the directions set forth on such proxies. If no direction is indicated, the shares will be voted (i) FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS, (ii) FOR THE APPROVAL OF THE ISSUANCE OF ADDITIONAL COMMON SHARES OF THE COMPANY FOR THE PURPOSE OF ACQUIRING ALL THE CAPITAL STOCK OF CYBERCARE, INC., (iii) FOR THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION CHANGING THE NAME FROM MEDICAL INDUSTRIES OF AMERICA, INC. TO CYBR-CARE, INC., (iv) FOR THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, (v) FOR THE APPROVAL OF THE 1999 INCENTIVE STOCK OPTION PLAN,
(vi) FOR THE APPROVAL OF THE 1999 OFFICERS AND DIRECTORS STOCK OPTION PLAN,
(vii) FOR THE APPROVAL OF THE 1999 EMPLOYEE STOCK PURCHASE PLAN, (viii) FOR RATIFICATION OF ERNST & YOUNG, LLP. AS THE COMPANY'S ACCOUNTANTS, (ix) FOR THE APPROVAL OF THE AMENDMENT TO THE PLAN OF MERGER WITH AIR RESPONSE, INC. (x) FOR THE APPROVAL OF THE SALE OF AN AMOUNT OF DEBENTURES AND WARRANTS PURSUANT TO A PRIVATE PALCEMENT MEMORANDUM WHICH, IF CONVERTED, COULD RESULT IN THE COMPANY ISSUING SHARES OF ITS COMMON STOCK IN AMOUNTS OF 20% OR MORE OF THE COMPANY'S ISSUED AND OUTSTANDING STOCK ON THE RECORD DATE, (xi) FOR THE APPROVAL OF THE SALE, PURSUANT TO A THREE YEAR $25 MILLION EQUITY LINE FUNDING COMMITMENT, OF THE COMPANY'S COMMON STOCK AND WARRANTS WHICH, IF CONVERTED, COULD RESULT IN THE COMPANY ISSUING SHARES OF ITS COMMON STOCK IN AMOUNTS OF 20% OR MORE OF THE COMPANY'S ISSUED AND OUTSTANDING STOCK ON THE RECORD DATE. IF ANY OTHER BUSINESS COMES BEFORE THE STOCKHOLDERS FOR A VOTE AT THE MEETING, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE HOLDERS OF THE PROXY.

      The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by (a) the execution and submission of a revised proxy, (b) written notice to the Secretary of the Company or (c) voting in person at the Annual Meeting.

                                ANNUAL REPORT

      A copy of the Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1998 is being mailed with this Proxy Statement. The Annual Report does not form any part of the material for solicitation of proxies.

      The Company will provide, without charge, a copy of the exhibits to its Annual Report on Form 10- KSB/A, upon written request to Linda Moore, Secretary of the Company, at 1903 S. Congress Avenue, Suite 400, Boynton Beach, Florida 33426; fax number (561) 737-5008.

                            AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its businesses, financial statements and other matters. Reports, proxy statements and other information, may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N. W., Judiciary Plaza, Washington, D.C. 20549 and at the public reference facilities maintained by the SEC at its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding the Company. The address of that web site is http://www.sec.gov. The common stock is listed on the Nasdaq Small Cap Market and information with respect to the Company is available for inspection at 1903 S. Congress Ave, Suite #400, Boynton Beach, FL 33426.

                         FORWARD-LOOKING INFORMATION

      Statements relating to the Company contained in this Proxy that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, the Company, through its senior management, from time to time makes forward-looking public statements concerning expected future operations and performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of significant risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. While it is impossible to identity all such factors, factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, changes in the regulation of the healthcare industry at either or both of the federal and state levels, changes in reimbursement for services by government or private payors, competitive pressures in the healthcare industry and the Company's response thereto, the Company's ability to obtain and retain favorable arrangements with third-party payors, unanticipated delays in implementation of its healthcare e-commerce business, the ability of the Company to raise sufficient capital in a timely manner to fully implement its business plan and to provide adequate working capital, general conditions in the economy and capital markets, and other factors which may be identified from time to time in the Company's SEC filings and in other public announcements of the Company.

                                  PROPOSAL 1
                            ELECTION OF DIRECTORS

DIRECTOR NOMINEES.

      The directors are elected annually by the Stockholders of the Company. The Bylaws of the Company provide that the Board of Directors will determine the number of directors. The Stockholders will elect eight directors for the coming year. All of the nominees, except for Mr. John Haines, presently serve as directors of the Company. Should any nominee become unable or unwilling to accept nomination or election, the Board of Directors will either select a substitute nominee or will reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, the holders of the proxy will vote your shares FOR the election of the substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected.

      Except for Messrs. Pusateri, Capece and Haines, the individuals listed below as nominees for the Board of Directors were directors of the Company during 1998.

      The name and age of each nominee, his principal occupation, and the period during which such person has served as a director is set forth below:

NAME OF NOMINEE                          AGE       SERVICE AS DIRECTOR                      POSITION
---------------                          ---       -------------------                      --------
Michael F. Morrell                        57            since 1996          Chairman of the Board Chief Executive Officer
Paul C. Pershes (1)(2)                    56            since 1996          President and Director
Theodore J. Orlando (2)                   59            since 1997          Director
Terry Lazar (1)(2)                        56            since 1997          Director
Glen Barber (1)                           49            since 1997          Director
Dana J. Pusateri (2)                      47            since 1999          Director
Louis R. Capece                           51            since 1999          Director
John E. Haines (3)                        52                  n/a

(1)  Member of Audit Committee.
(2)  Member of Compensation Committee.
(3) The approval of Mr. Haines is conditioned upon the Stockholders approval of Proposal 2 and the consummation of the transactions contemplated by the Stock Exchange Agreement between the Company and CyberCare, Inc.

      MICHAEL F. MORRELL has served as Chairman and CEO since August 1996. From November 1995 to August 1996, Mr. Morrell was an independent consultant in the field of corporate finance. From March 1994 to November 1995 Mr. Morrell served as President and a director of Westmark Group Holdings, Inc.

      PAUL C. PERSHES has served as a director since August 1996 and as President and Chief Operating Officer since May 1997. Prior to joining the Company, Mr. Pershes was a founding stockholder of a local accounting firm from July 1995 to May 1997. From November 1990 to June 1973, Mr. Pershes was a senior partner of the international accounting firm, Laventhol and Horvath.

      THEODORE J. ORLANDO has served as an outside director of the Company since March 1997. In April 1994, Mr. Orlando founded and is currently President of Barkus Capital Resources, Ltd., a real estate and securities investment company. In March 1984, Mr. Orlando founded TJ Systems Corporation, a computer leasing company, and served as its Chairman and Chief Executive Officer from its inception until June , 1995.

      GLEN BARBER has served as an outside director of the Company since April 1997. In June 1988, Mr. Barber founded New Age Communications, Inc. and served is its President until February 1977. Mr. Barber has served as President and Chief Executive Officer of Financial Services Group since 1997.

      TERRY LAZAR has served as an outside director of the Company since April 1997. In September 1977, Mr. Lazar founded and has served as a senior partner of Lazar, Sanders, LLP, a full service accounting firm. From May 1993 to present, Mr. Lazaar has served as a partner and Director of Finance of the Ambulatory Surgery Center of Brooklyn.

      DANA PUSATERI has served as a director of the Company since January 1999. Mr. Pusateri co-founded IntegraCare, Inc. in March 1988 and served as its Chairman, Chief Executive Officer and President from March 1988 to August 1995. In December 1995, Mr. Pusateri left IntegraCare, Inc. and was an independent consultant until May of 1997. In May of 1997, Mr. Pusateri co-founded Your Good Health Network, Inc., a wholly owned subsidiary of the Company, and currently serves as its Chief Executive Officer and President.

      LOUIS "RUSTY" CAPECE, JR. has served as a director of the Company since March 1999. In March of 1999, Mr. Capece was elected and continues to serve as Chief Executive Officer and President of Air Response North, Inc., a wholly owned subsidiary of the Company. Mr. Capece served as President of Air Response, Inc. since its inception in June 1986 until March 1999 when it merged with Air Response North, Inc., a wholly owned subsidiary of the Company. From June 1982 to June 1997, Mr. Capece was President of Response Medical, Inc.

      JOHN E. HAINES has served as Chairman, Chief Executive Officer and President of CyberCare, Inc. since its inception in October 1997. Mr. Haines founded C-Med Corporation, a telemedicine technology company in Atlanta, Georgia, in January 1994, and served as its Chief Executive Officer from its inception until March 1995, when he became Chief Executive Officer of Video Lan Technologies, Inc. Mr. Haines remained Chief Executive Officer of Video Lan Technologies, Inc. until December 1995, when he left to form another telemedicine technology firm known as the Willow Group. The Willow Group was formally incorporated in October 1997 as CyberCare, Inc.

      COMMITTEES AND MEETINGS. The Board of Directors held fourteen (14) meetings in 1998 and each director of the Company attended at least 85% of all the Board meetings. In April 1997, the Board established an Audit Committee and a Compensation Committee. The Audit Committee reviews and reports to the Board on the financial results of the Company's operations and the results of the audit services provided by the Company's independent accountants, including the fees and costs for such services. The Compensation Committee reviews compensation paid to management and recommends to the Board appropriate executive compensation. Messrs. Lazar and Pershes serve on both committees. Messrs. Orlando and Pusateri serve on the Compensation Committee. Mr. Barber serves on the Audit Committee.

      DIRECTORS' FEES. Outside directors will receive an annual fee of up to $5,000 and are entitled to reimbursement for reasonable travel expenses incurred in attending board meetings. Each of the outside directors are granted stock options in the Company as awarded in the discretion of the Compensation Committee. Each outside director was granted 75,000 options in February 1998 exercisable over three years.

      REPORTS. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's common stock, to file with the Securities and Exchange Commission initial reports of ownerships and reports of changes in ownership, and to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its officers, directors were complied with during the year ended December 31, 1998.

THE BOARD OF DIRECTORS HAS NOMINATED THE ABOVE-REFERENCED DIRECTORS FOR ELECTION BY THE STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE. THE ELECTION OF THESE DIRECTORS REQUIRES A PLURALITY OF THE VOTES CAST BY THE HOLDERS OF THE SHARES OF COMMON STOCK PRESENT OR REPRESENTED BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS.

                                  PROPOSAL 2
                      CYBERCARE STOCK EXCHANGE AGREEMENT

      GENERAL. The Board of Directors has approved, and recommends that the Stockholders approve, the issuance of 7,250,000 shares of Company's common stock in order to consummate the acquisition (the "CyberCare Acquisition") by the Company of all of the capital stock of CyberCare, Inc. ("CyberCare") under the terms of the Stock Exchange Agreement dated as of July 5, 1999 (the "Exchange Agreement") between the Company and CyberCare.

      Stockholders of the Company should read the information concerning the CyberCare Acquisition which is included in this Proxy Statement following the statement of the recommendation of the Board of Directors before deciding how to vote on the CyberCare Acquisition proposal.

      REASONS FOR THE PROPOSAL. The Board of Directors is committed to further diversify the business activities of the Company in the health care industry in the belief that such diversification can provide increased revenues and profitability and reduce the Company's dependence on revenues generated solely from its present core businesses. The Board has further determined that any such diversification is a logical expansion into a larger market that is distinguishable from, but compatible with its existing health care business. After its review of the business and prospects of CyberCare during the initial negotiations, and subsequently during the Company's due diligence investigation, the Board unanimously approved the CyberCare Acquisition. The Board believes that the CyberCare Acquisition will result in a major expansion of the Company's customer base, increase the Company's revenues and profits, diversify the business of the Company and provide a basis for further related growth which will be in the best interests of the Company and its Stockholders.

THE BOARD OF DIRECTORS HAS APPROVED ISSUANCE OF ADDITIONAL SHARES OF THE COMPANY'S COMMON STOCK FOR THE PURPOSE OF CONSUMMATING THE STOCK EXCHANGE AGREEMENT WITH CYBERCARE, INC. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL. SUCH APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING.

      PRO FORMA BOOK VALUE AND EARNINGS PER SHARE.

      COMPARATIVE PER SHARE INFORMATION. The following summary presents selected comparative per share information (i) for CyberCare on a historical basis, in comparison with pro forma equivalent information after giving effect to the CyberCare Acquisition on a "purchase" basis, and (ii) for the Company of a historical basis, in comparison with pro forma equivalent information after giving effect to the CyberCare Acquisition on a "purchase" basis. This financial information should be read in conjunction with the historical consolidated financial statements of CyberCare and the Company and the related notes thereto and the pro forma financial information contained elsewhere herein.

      Neither CyberCare nor the Company has paid cash dividends since inception. It is anticipated that the Company will retain all earnings for use in the expansion of the business and therefore management of the Company does not anticipate to pay any cash dividends in the foreseeable future. The payment of future dividends will be at the discretion of the Board of Directors and will depend, among other things, upon future earnings, capital requirements, financial condition and debt covenants.

      The following information is not necessarily indicative of the combined results of operations or combined financial position that would have resulted had the CyberCare Acquisition been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the combined results of operations in future periods or future combined financial position.

                                                      Historical     Pro Forma
                                                      ----------     ---------
                                                         For the year ended
                                                          December 31, 1998
                                                      --------------------------
Company Common Stock per share:
      --- Cash dividends                                    -              -
      --- Loss per share from continuing operations      (.39)          (.29)
CyberCare stock per share:
      --- Cash dividends                                    -              -

      --- Loss per share                                 (.18)          (.18)

                                                        For the three months
                                                        Ended March 31, 1999
                                                      --------------------------
Company Common Stock per share:
      --- Cash dividends                                    -              -
      --- Income (loss) per share from continuing
          operations                                        -              -
CyberCare stock per share:
      --- Cash dividends                                    -              -

      --- Loss per share                                (.02)           (.02)

                                                          At March 31, 1999
                                                      --------------------------
Company Common Stock per share:
      --- Book value                                     $.55           $.41
CyberCare stock per share:
      --- Book value                                     (.11)          (.11)


(1) The pro forma combined financial information has been prepared based on the purchase method of accounting assuming that one share of the Company's common stock is issued for each outstanding share of CyberCare common stock and that no holder of CyberCare common stock exercises appraisal rights in the CyberCare Acquisition.

      UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION. The following unaudited pro forma condensed combined financial information combines the historical consolidated statements of income of (i) the Company and CyberCare, Inc. after giving effect to the completion of the transactions contemplated by the Exchange Agreement, as if the CyberCare Acquisition had occurred on January 1, 1998, and the historical balance sheet of the Company and CyberCare, Inc. as if the CyberCare Acquisition had occurred on March 31, 1999, in each case using the purchase method. There can be no assurances that the CyberCare Acquisition will be consummated. The information shown below should be read in conjunction with the historical financial statements of the Company and CyberCare, Inc. See "AVAILABLE INFORMATION," "INCORPORATION OF DOCUMENTS BY REFERENCE" and the Company and Subsidiaries Index to Consolidated Financial Statements." The "Company" includes Medical Industries of America, Inc., its wholly owned subsidiaries and its majority-owned subsidiary.

      The pro forma amounts below are presented for informational purposes only and are not necessarily indicative of the results of operations of the combined company that would have actually occurred had the CyberCare Acquisition been consummated as of January 1, 1998 or of the financial condition of the combined company had the CyberCare Acquisition been consummated as of March 31, 1999 or of the future results of operations or financial condition of the combined company. The pro forma information does not reflect any synergies anticipated as a result of the CyberCare Acquisition. The pro forma income statement and balance sheet information does not reflect costs associated with the combining of the companies, which costs the Company and CyberCare, Inc. cannot presently estimate.

        [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

MEDICAL INDUSTRIES OF AMERICA, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
AS OF MARCH 31, 1999

                                                     Medical
                                                  Industries of                         Pro Forma      Pro Forma
                                                  America, Inc.   Cybercare, Inc.      Adjustments      Combined
                                                  -------------   ---------------    ---------------   -----------
    Assets

Cash ..........................................   $     531,640   $         3,618    $          --     $   535,258
Accounts receivable, net ......................       5,915,310              --                 --       5,915,310
Current maturities of mortgages and notes
  receivables .................................          71,802              --                 --          71,802
Inventories ...................................         167,306              --                 --         167,306
Medical equipment held for sale ...............          92,540              --                 --          92,540

Prepaid expenses and other current assets .....         779,617             1,000               --         780,617
                                                  -------------   ---------------    ---------------   -----------
    Total current assets ......................       7,558,215             4,618               --       7,562,833

Property and equipment, net ...................      20,472,486            19,227               --      20,491,713

Notes and mortgages receivables, less current
  maturity ....................................         308,844              --                 --         308,844
Goodwill ......................................       8,938,630              --        (a)10,418,750    18,707,380
                                                           --                --          (b)(650,000)         --
Investment in equity securities ...............       2,924,578              --                 --       2,924,578

Other assets ..................................       1,769,184              --                 --       1,769,184
                                                  -------------   ---------------    ---------------   -----------
    Total assets ..............................   $  41,971,937   $        23,845    $     9,768,750   $51,764,532
                                                  =============   ===============    ===============   ===========
    Liabilities and Stockholders' Equity
Line of credit ................................   $   2,253,053   $          --      $          --     $ 2,253,053
Current maturities of notes payable &
  long-term debt ..............................       3,354,030              --                 --       3,354,030
Current maturities of capital lease obligations         162,171              --                 --         162,171
Current maturities of convertible subordinated
  debentures ..................................          75,000              --                 --          75,000

Accounts payable ..............................       3,723,083            41,132               --       3,764,215

Accrued liabilities ...........................       1,959,762            63,473               --       2,023,235

Licensing fees payable ........................            --             487,912               --         487,912
                                                  -------------   ---------------    ---------------   -----------
    Total current liabilities .................      11,527,099           592,517               --      12,119,616
                                                  -------------   ---------------    ---------------   -----------
Notes payable & long-term debt, less current
  maturities ..................................      11,824,156              --                 --      11,824,156
Convertible subordinated debentures ...........       3,837,543              --                 --       3,837,543
Capital lease obligations, less current
  maturities ..................................         641,047              --                 --         641,047
Payable to officers ...........................         151,169              --                 --         151,169
                                                  -------------   ---------------    ---------------   -----------
      Total long-term liabilities .............      16,453,915              --                 --      16,453,915
                                                  -------------   ---------------    ---------------   -----------
                                                                                         (b)(650,000)
      Stockholders' equity ....................      13,990,923          (568,672)    (a) 10,418,750    23,191,001
                                                  -------------   ---------------    ---------------   -----------
      Total liabilities and stockholders'
      equity ..................................   $  41,971,937   $        23,845    $     9,768,750   $51,764,532
                                                  =============   ===============    ===============   ===========

MEDICAL INDUSTRIES OF AMERICA, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
AS OF DECEMBER 31, 1998

                                                         Medical          Air
                                                       Industries of    Response                          Pro Forma       Pro Forma
                                                       America, Inc.   North, Inc.    Cybercare, Inc.    Adjustments      Combined
                                                       -------------   -----------    ---------------    ------------    -----------
    Assets
Cash ...............................................   $     698,574   $   149,947    $        30,854    $       --      $   879,375
Accounts Receivable ................................       3,409,025       993,577               --       (b)(128,640)     4,273,962
Current portion of notes and mortgages
  receivables ......................................          79,119          --                 --              --           79,119
Inventories ........................................         125,525          --                 --              --          125,525
Medical equipment held for sale ....................          92,540          --                 --              --           92,540
Prepaid expenses and other current assets ..........         549,896       251,835              1,000            --          802,731
                                                       -------------   -----------    ---------------    ------------    -----------
    Total current assets ...........................       4,954,679     1,395,359             31,854        (128,640)     6,253,252

Property and equipment, net ........................      10,468,420     7,988,429             20,508    (a)2,233,368     20,610,725
                                                                --            --                 --       (c)(100,000)          --
Notes and mortgages receivables, less
  current maturity .................................          97,580          --                 --             --           97,580
Intangible assets ..................................       8,338,972          --                          (a)845,490     19,049,212
                                                                --            --                 --       (c)(34,000)           --
                                                                --            --                 --    (d)10,418,750            --
                                                                --            --                 --      (e)(520,000)           --
Investment in equity securities ....................       2,863,840          --                 --              --        2,863,840

Other assets .......................................       1,609,219        62,533               --              --        1,671,752
                                                       -------------   -----------    ---------------    ------------    -----------
    Total assets ...................................   $  28,332,710   $ 9,446,321    $        52,362    $ 12,714,968    $50,546,361
                                                       =============   ===========    ===============    ============    ===========
    Liabilities and Stockholders' Equity

Line of credit .....................................   $   1,789,827   $      --      $          --      $       --      $ 1,789,827
Current maturities of notes payable &
  long-term debt ...................................       1,827,835     1,531,195               --              --        3,359,030

Current maturities of capital lease
  obligations ......................................         163,595          --                 --              --          163,595

Current maturities of convertible
  subordinated debentures ..........................         125,000          --                 --              --          125,000

Accounts payable ...................................       2,117,079     1,915,728             20,381     (b)(128,640)     3,924,548

Accrued liabilities ................................       1,009,564        83,000             20,013            --        1,112,577
Licensing fees payable .............................            --            --              487,912            --          487,912

Net liabilities of discontinued operations .........         418,243          --                 --              --          418,243
                                                       -------------   -----------    ---------------    ------------    -----------
    Total current liabilities ......................       7,451,143     3,529,923            528,306        (128,640)    11,380,732
                                                       -------------   -----------    ---------------    ------------    -----------
Notes payable & long-term debt, net of
  current maturities ...............................       6,184,737     5,965,256               --              --       12,149,993
Convertible subordinated debentures ................       3,367,500          --                 --              --        3,367,500
Capital lease obligations, net of current
  maturities .......................................         681,335          --                 --              --          681,335
Other liabilities ..................................            --         130,000               --              --          130,000

Payable to officers ................................         151,169          --                 --              --          151,169
                                                       -------------   -----------    ---------------    ------------    -----------
      Total long-term liabilities ..................      10,384,741     6,095,256               --              --       16,479,997
                                                       -------------   -----------    ---------------    ------------    -----------
  ..................................................                                                      (c)(134,000)
      Stockholders' equity (deficit) ...............      10,496,826      (178,858)          (475,944)   (a)3,078,858     22,685,632
                                                       -------------   -----------    ---------------                    -----------
                                                                                                        (d)10,418,750
                                                                                                          (e)(520,000)
                                                                                                         ------------
      Total liabilities and stockholders' equity ...   $  28,332,710   $ 9,446,321    $        52,362    $ 12,714,968    $50,546,361
                                                       =============   ===========    ===============    ============    ===========

MEDICAL INDUSTRIES OF AMERICA, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                             Medical Industries                        Pro-Forma      Pro Forma
                                              Of America, Inc.     Cybercare, Inc.    Adjustments      Combined
                                             ------------------    ---------------    -----------    ------------
Revenue
   Revenue ...............................   $        7,910,994    $          --      $      --      $  7,910,994
                                             ------------------    ---------------    -----------    ------------
Expenses
   Technology licensing fees .............                 --                2,500           --             2,500
   Cost of revenues ......................            3,667,584               --             --         3,667,584
   General and administrative expenses ...            3,005,246            101,447           --         3,106,693
   Depreciation and amortization .........              555,630              1,281    (b) 130,000         686,911
   Interest expense ......................              559,271               --             --           559,271
   Interest-beneficial conversion feature               236,468               --             --           236,468

   Other .................................              (60,738)              --             --           (60,738)
                                             ------------------    ---------------    -----------    ------------
       Total expenses ....................            7,963,461            105,228        130,000       8,198,689
                                             ------------------    ---------------    -----------    ------------
Net loss .................................   $          (52,467)   $      (105,228)   $  (130,000)   $   (287,695)
                                             ==================    ===============    ===========    ============
Loss per share ...........................   $            (--)     $          (.02)          --      $       (.01)
                                             ------------------    ---------------    -----------    ------------
Weighted average common shares outstanding           24,906,947          5,099,997      2,150,003      32,156,947
                                             ==================    ===============    ===========    ============

(a) The following pro forma adjustments are made to reflect estimated fair value adjustments at December 31, 1998 between Medical Industries of America, Inc. and CyberCare, Inc.

      Fair value adjustments:
      Intangible assets                      $   10,418,750
                                             ==============

(b) Pro forma adjustments to reflect additional amortization based on fair market value adjustment.

MEDICAL INDUSTRIES OF AMERICA, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31, 1998

                                         Medical Industries    Air Response                        Pro-Forma      Pro Forma
                                          Of America, Inc.      North, Inc.    Cybercare, Inc.    Adjustments      Combined
                                         ------------------    ------------    ---------------    -----------    ------------
Revenue
   Revenue from operations ...........   $       14,448,523    $ 12,779,135    $          --      $ (a)(488,838) $ 26,738,820
   Interest income ...................              282,803            --                 --             --           282,803
                                         ------------------    ------------    ---------------    -----------    ------------
       Total revenue .................           14,731,326      12,779,135               --         (488,838)     27,021,623
                                         ------------------    ------------    ---------------    -----------    ------------
Expenses
   Cost of services ..................            6,915,503       9,407,694               --      (a) (488,838)    15,834,359
   General and administrative expenses            8,425,420       1,840,005            325,405           --        10,590,830
   Technology licensing fee ..........                 --              --              601,662           --           601,662
   Depreciation and amortization .....            1,458,595         562,465              5,127    (b) 654,000       2,680,187

   Interest expense ..................            1,120,106         653,769               --             --         1,773,875
   Interest - beneficial
     conversion feature ..............            1,109,163            --                 --             --         1,109,163

   Other .............................              300,951            --                 --             --           300,951
                                         ------------------    ------------    ---------------    -----------    ------------
       Total expenses ................           19,329,738      12,463,933            932,194        165,162      32,891,027
                                         ------------------    ------------    ---------------    -----------    ------------
Non-operating income .................                 --           226,913               --             --           226,913
                                         ------------------    ------------    ---------------    -----------    ------------
Income (Loss) from continuing
   operations ........................           (4,598,412)        542,115           (932,194)      (654,000)     (5,642,491)

Loss from discontinued operations ....           (2,952,107)           --                 --             --        (2,952,107)
                                         ------------------    ------------    ---------------    -----------    ------------
Income (loss) before extraordinary
   item and income taxes .............           (7,550,519)        542,115           (932,194)      (654,000)     (8,594,598)

Extraordinary item ...................              169,566            --                 --             --           169,566
                                         ------------------    ------------    ---------------    -----------    ------------
Income (loss) before income taxes ....           (7,380,953)        542,115           (932,194)      (654,000)     (8,425,032)


Income taxes .........................                 --          (214,000)              --             --           214,000
                                         ------------------    ------------    ---------------    -----------    ------------
Net income (loss) ....................   $       (7,380,953)   $    328,115    $      (932,194)   $  (654,000)   $ (8,639,032)
                                         ==================    ============    ===============    ===========    ============
(Loss) Income per share ..............   $             (.39)   $      3,281    $          (.18)                  $       (.29)
                                         ==================    ============    ===============                   ============
Weighted average common shares
   outstanding .......................           18,873,992             100          5,086,663      6,029,900      29,990,655
                                         ==================    ============    ===============    ===========    ============

(a) The following pro forma adjustments reflect Inter-company adjustments between Medical Industries and Air Response, Inc.

      Revenue                              $    488,838
                                           ============
      Cost of Revenue                      $    488,838
                                           ============

(b) Pro forma adjustments to reflect additional depreciation and amortization based on fair market value adjustment.

SUMMARY OF THE CYBERCARE ACQUISITION.

THE PARTIES TO THE TRANSACTION.

      THE COMPANY. The Company will be the purchaser of the CyberCare capital stock under the terms of the Exchange Agreement. The Company is a Florida corporation, engaged in the business of developing integrated medical delivery services by providing diversified medical technologies and operating physical, occupational and speech therapy, sleep apnea, diagnostic and treatment centers, providing pharmaceutical services and international air ambulance transport services.

      Through its acquisition of the CyberCare capital stock, the Company will acquire CyberCare as a wholly owned subsidiary. After the CyberCare Acquisition, CyberCare will be operated as a wholly owned subsidiary of the Company.

      The principal executive offices of the Company are located at 1903 S. Congress Ave., Suite 400, Boynton Beach, Florida 33426, telephone number (561) 737-2227.

      CYBERCARE. CyberCare, a privately held Georgia corporation, is an Internet-based solution and interactive system that provides product and services to support remote delivery of care, patient monitoring and education to the U.S. Healthcare market. The principal executive offices of CyberCare are located at 430 10th Street NW, Suite S-004, Atlanta, Georgia 30318, and its telephone number is (404) 872-5894.

      CYBERCARE STOCKHOLDER WHO WILL BECOME DIRECTOR. As set forth in Proposal 1, Mr. John Haines will become a director of the Company following the closing under the terms of the Exchange Agreement.

      CYBERCARE STOCKHOLDER WHO WILL BECOME MORE THAN A 5% STOCKHOLDER. As consideration for the CyberCare Acquisition, the Company will issue an aggregate of 7,250,000 shares of common stock, 2,250,000 shares of which will be distributed to Mr. John E. Haines. As a result of the issuance of the 7,250,000 shares for the CyberCare Acquisition, and assuming that the otherwise outstanding shares of common stock of the Company as of that date was the same as the 29,260,885 shares which were outstanding on the record date, Mr. Haines would then become a holder of more than 5% of the then outstanding common stock of the Company. Mr. Haines would hold 2,250,000 shares, which together with the 9,436,669 shares beneficially owned by the current officers and directors of the Company would aggregate 11,686,669 shares, or approximately 32% of the total then outstanding shares of the Company.

      LACK OF OPINIONS, APPRAISAL AND REPORTS. No unaffiliated representative has been retained to act solely on behalf of the Company or CyberCare for the purposes of negotiating the terms of the acquisition or preparing a report concerning its fairness. The Company has not solicited or obtained any appraisal, report, or opinion by any outside party regarding the acquisition. The Board of Directors chose not to retain the services of an investment advisor, because it believed the cost of such services would be excessive relative to the size of the transaction.

      REGULATORY REQUIREMENTS. There are no federal or state regulatory requirements that must be complied with or approval obtained in connection with the acquisition of CyberCare.

      FEDERAL INCOME TAX CONSEQUENCES OF THE CYBERCARE ACQUISITION. The transaction is structured as a tax-free exchange of securities pursuant to
Section 368 of the Internal Revenue Code of 1986, as amended. If the exchange so qualifies no gain or loss will be recognized by the CyberCare stockholders.

      ACCOUNTING TREATMENT OF THE TRANSACTION. The CyberCare Acquisition will be accounted for using the purchase method under generally accepted accounting principles for accounting and financial reporting purposes. The value of the common stock issued in connection with the CyberCare Acquisition will be based on a separate valuation of the shares taking into consideration the effect of price fluctuations, quantities of shares traded and issuance costs. Goodwill will be amortized over a fifteen-year period.

      RESALES OF COMMON STOCK. All of the shares of common stock to be issued in the CyberCare Acquisition will be considered "restricted securities" under federal securities laws and a majority of such shares will be subject to the "lock-up" provision of the Exchange Agreement. Consequently, the transferability of such shares by their holders will be limited following the closing.

      ABSENCE OF DISSENTERS' RIGHTS. Pursuant to Sections 14-2-1301 through 14-2-1332, inclusive, of the Georgia Business Corporation Code ("GBCC"), a dissenting CyberCare stockholder (the "Dissenting Stockholder") who desires to receive the fair value of his or her CyberCare stock in cash rather than to receive the Company's common stock pursuant to the Exchange Agreement may do so if he or she complies with the provisions of the GBCC pertaining to the exercise of dissenters' rights. The following is a summary of such provisions of the GBCC.

      The GBCC provides that any Dissenting Stockholder desiring to object to the share exchange and receive payment in cash for his CyberCare stock must deliver, prior to the vote of the CyberCare stockholders, written notice of his intent to demand payment of the fair value of his shares of CyberCare stock if the Exchange Agreement is effectuated. Further, the Dissenting Stockholder must not vote his shares in favor of the Exchange Agreement.

      If the Exchange Agreement and the transactions contemplated thereby are approved by the CyberCare stockholders, CyberCare is required to send written notice (the "Dissenters' Notice") to each of the Dissenting Stockholders who filed a written notice of his intent to dissent. The Dissenters' Notice shall
(i) state where the Dissenting Stockholders' First Payment Demand (as defined below) must be sent and where and when the Dissenting Stockholders must deposit their CyberCare stock certificates, (ii) state the date by which CyberCare must receive the First Payment Demand, which date shall be fixed by CyberCare and shall not be fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered and (iii) contain a copy of Article 13 of the GBCC relating to dissenters' rights. Any Dissenting Stockholder who voted for or consented in writing to the Share Exchange shall not be entitled to Dissenters' Notice from CyberCare or to receive payment of the fair value of his or her shares of CyberCare stock. CyberCare shall send the Dissenters' Notice to each of the Dissenting Stockholders no later than ten days after the date on which the CyberCare stockholders vote to authorize the Share Exchange and the transactions contemplated thereby. The Dissenters' Notice is to be sent to each Dissenting Stockholder at his or her address as it appears in the stock transfer books of CyberCare or at such address as the Dissenting Stockholder supplies by notice to CyberCare.

      Each Dissenting Stockholder to whom CyberCare sends a Dissenter's Notice must demand payment for his or her shares by notice to CyberCare (the "First Payment Demand") in accordance with the terms of the Dissenters' Notice. In addition, the Dissenting Stockholder must deposit his or her CyberCare Certificate(s) with CyberCare in accordance with the terms of the Dissenters' Notice. Any Dissenting Stockholder who does not submit a First Payment Demand or deposit his or her CyberCare stock certificate(s) at CyberCare, each as set forth in the Dissenters' Notice, shall lose his or her rights to dissent and shall not be entitled to payment for his or her shares.

      Except for one abstention (which did not provide written notice of his intent to demand payment of the fair value of his shares of CyberCare stock) all the stockholders of CyberCare have voted for the closing of the CyberCare Acquisition. Accordingly, there are no dissenter's rights.

      NASDAQ REQUIREMENT FOR STOCKHOLDER APPROVAL. Nasdaq regulations require that the Company obtain the approval of its Stockholders in connection with a transaction, other than a public offering, involving the sale or issuance by the Company of common stock (or securities convertible into, or exercisable for, common stock) equal to 20% or more of the common stock, or 20% or more of the voting power of the Company's securities, which were outstanding before the issuance of the common stock in the CyberCare Acquisition. As a result, even though the CyberCare Acquisition is not required to be approved by the Stockholders of the Company under the terms of the Florida Business Corporations Act, such Stockholder approval is required under the terms of the regulations of Nasdaq to which the Company is subject.

      MARKET AND MARKET PRICE FOR COMMON STOCK. The Company's common stock is listed under the symbol "MIOA" on the Nasdaq SmallCap Market. Set forth below are the high and low reported sales prices per share of the Company's common stock on the Nasdaq SmallCap Market, on (i) April 8, 1999, the last business date preceding the announcement of the Letter of Intent entered into with respect to the CyberCare Acquisition, and (ii) July 13, 1999, the most recent practicable date such information could be obtained.


                                  PER SHARE OF
                                  COMMON STOCK
                         ------------------------------
  DATE                      High                 Low
----------               ---------             --------
April 8, 1999            $   31/32             $  11/16
July 13, 1999            $ 1 19/32             $ 1 5/16


      The following table sets forth certain information as to the high and low reported sales prices per share of the Company's common stock for the periods indicated. The prices for the Company's common stock are as reported on the Nasdaq SmallCap Market. The Company has never paid dividends on its capital stock. The Company's credit agreements include provisions which restrict the payment of dividends.


                                       PER SHARE OF
                                       COMMON STOCK
                             --------------------------------
  DATE                          High                  Low
----------                   -----------           ----------
1997
First Quarter                $ 4  3/16             $    1/4
Second Quarter                 3  1/16               1 13/16
Third Quarter                  2  9/32               1  5/8
Fourth Quarter                 2  17/32              1  5/8

1998
First Quarter                $ 2  1/8              $ 1  1/4
Second Quarter                 2  3/16               1  3/8
Third Quarter                  1  7/8                  13/32
Fourth Quarter                 1                        9/32

1999
First Quarter                $ 1  11/16            $    5/8
Second Quarter                 2  3/8                  11/16
Third Quarter


      As of July 16, 1999, there were approximately 150 record holders of the Company's common stock, excluding those shares held by depository companies for certain beneficial owners. Management estimates that there are approximately 3,450 beneficial owners of common stock, who hold their shares through depository companies and other nominees.

      HOLDERS OF CYBERCARE CAPITAL STOCK AND THE COMPANY'S CAPITAL STOCK ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR COMMON STOCK. No assurance can be given as to the market price of the Company's common stock at closing or at any other time.

RISK FACTORS APPLICABLE TO THE CYBERCARE ACQUISITION

      Each Stockholder of the Company should carefully consider and evaluate the following factors, among others, before voting on the CyberCare Acquisition proposal.

      DEPENDENCE UPON ACQUIRED MANAGEMENT. The continuing successful operation of the businesses to be acquired in the CyberCare Acquisition is largely dependent upon the retention of the key management personnel of CyberCare as employees of CyberCare following the closing. Because the business being acquired represents a diversification of the Company's business functionally and geographically, the loss of any of the key management personnel from CyberCare could have an adverse effect on one or both of the acquired businesses and upon the realization of the benefits anticipated from the CyberCare Acquisition.

      INTEGRATION OF OPERATIONS; MANAGEMENT OF GROWTH. In determining that the CyberCare Acquisition is in the best interests of the Company, the Company's Board of Directors has assumed the continuation of the business of CyberCare, after it becomes a subsidiary of the Company, and that such business can be assimilated into the operations of the Company with relative ease. Under the terms of the employment agreement to be entered into at the closing, the Company will employ Mr. Haines to continue his management of the acquired operations in a largely autonomous manner and with minimal direct oversight by the Company's Board of Directors and executive officers. The employment agreement is intended to provide consistent management of the acquired operations, however, the difficulties of assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. The process of combining the acquired businesses may cause an interruption of, or a loss of momentum in, the Company's business, which could have an adverse effect on the revenues and operating results of the combined Company. There is no assurance that the combined entity will be able to retain all of its key management and other operating personnel or that the combined entity will realize any of the other anticipated benefits of the CyberCare Acquisition.

      DILUTION; VOTING CONTROL. The Company will issue an aggregate of 7,250,000 shares of common stock as consideration for the CyberCare Acquisition which would represent approximately 25% of the number of shares of common stock outstanding as of July 16, 1999. Accordingly, the CyberCare Acquisition will have the effect of substantially reducing the percentage voting interest in the Company prior to the CyberCare Acquisition. The substantial ownership of common stock by the CyberCare stockholders, as a group, after the CyberCare Acquisition will provide them with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by the Company's stockholders. Following the CyberCare Acquisition, the ownership of common stock by the CyberCare stockholder who will become a director together with the present officers and directors of the Company and their affiliates will then represent approximately 32% of the outstanding shares of the Company. Such concentrations of ownership of the common stock may make it difficult or impossible for other stockholders of the Company to successfully advocate or oppose matters which may be submitted for stockholder action. Such ownership may also have the effect of delaying, deterring or preventing a change in control of the Company without the consent of such major stockholders. In addition, sales of common stock by such major stockholders could result in a change in control of the Company.

      PRO FORMA EFFECT ON BOOK VALUE AND EARNINGS PER SHARE. On a pro forma basis, the CyberCare Acquisition will have a dilutive effect on book value per share of the Company as of June 30,1999 and will reduce earnings per share. The extent of dilution or enhancement to the Company's Stockholders with respect to future book value and earnings per share will depend on the actual results achieved by the Company following the CyberCare Acquisition as compared with the results that could have been achieved by the Company on a stand-alone basis over the same period in the absence of the CyberCare Acquisition transaction. There is no assurance as to such future results, and, accordingly, as to whether the CyberCare Acquisition will ultimately be dilutive or accretive to the Company's future book value per share or earnings per share.

      RESALES OF COMMON STOCK AND MARKET VOLATILITY. The Company will issue and deliver an aggregate of 7,250,000 shares of common stock as consideration for the CyberCare Acquisition. Such additional shares would represent, in the aggregate, approximately 25% of the number of shares outstanding as of July 16, 1999. The shares to be issued in the CyberCare Acquisition will be considered "restricted securities" under applicable securities laws, thereby limiting the resale of such shares into the public market. All of such shares will, however, become eligible for sale in the public market in accordance with SEC Rule 144 one year following the closing with certain volume and manner of sale limitations continuing for only one year thereafter (except as to shares held by persons deemed to be affiliates of the Company). In addition, the Company has agreed to file a registration statement to register the shares with the SEC within five months after the closing. Four million five hundred twenty thousand shares are also restricted by the lock-up provisions of the Exchange Agreement, it is not anticipated that a majority of such shares would be offered for sale until at least 18 months after the closing. As of July 16, 1999, approximately 19,800,000 shares, or 68% of the outstanding shares of common stock, is held by nonaffiliates of the Company. There can be no assurance that a more active trading market for the common stock will develop or be sustained. The market price of the common stock has been vulnerable to significant fluctuations. The market price of the common stock will remain subject to significant fluctuations in response to such factors as well as in response to operating results and other factors affecting the stock market generally. The stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of the issuers. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the common stock in the future.

      RISKS WITH RESPECT TO COMPUTER TECHNOLOGIES AND YEAR 2000 COMPLIANCE. The Company is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. Many existing computer programs use only two digits to identify a year in the date field. The issue is whether such code exists in mission-critical applications and if that code will produce accurate information with relation to date-sensitive calculations after the turn of the century. While the Company believes that its computer systems are, for the most part, Year 2000 compliant, there can be no assurance that the Company will be completely successful in its efforts to address the Year 2000 issues. In addition, the Company has determined that the computer systems in its mobile cath labs are not Year 2000 compliant. Accordingly, the Company may incur substantial costs in order to bring these systems into compliance.

      The Company is also dependent on third parties such as customers, patients, suppliers, service and equipment providers, payors (including Medicare) and other business partners. If these parties fail to adequately address Year 2000 issues, the Company could experience a negative impact on its business operations or financial statements. For example, the failure of certain of the Company's principal payors such as Medicare to have Year 2000 compliant internal systems could impact reimbursements to the Company and therefore severely impact the Company's cash flow. Because of the many uncertainties associated with the Year 2000 compliance issues, and because the Company's assessments are necessarily based on information from third-party vendors, payors and suppliers, there can be no assurance that the Company's assessment is correct as to either the materiality or the effect of such compliance, including compliance by third party payors.

      SUBSTANTIAL COMPETITION. The healthcare industry in general, and the market for medical and e-commerce products and services in particular, are highly competitive. The Company competes with companies that are larger in size than the Company and have access to considerably greater financial resources than the Company. The Company has competed in the past by providing more personalized care to the patients they serve as well as providing patient transportation and pharmaceutical delivery. With respect to the Company's mobile cardiac catheterization services, the Company competes not only directly with other contract providers, but also with healthcare providers that have their own equipment and with equipment manufacturers and leasing companies that sell or lease equipment to healthcare providers for full-time utilization. Some of the Company's direct competitors which provide contracted medical services may have access to considerably greater financial resources than the Company. The Company competes against other contract providers on the basis of quality of services and equipment, price and reliability. In the State of Florida, competition with respect to healthcare providers is highly competitive. The Company will rely principally on its reputation and service to market its services.

      RISK OF PRODUCT LIABILITY. The Company's business and proposed e-commerce technology exposes it to potential product liability risks, which are inherent in such businesses and products. There can be no assurance that the Company will not be subjected to future claims and potential liability. While the Company plans to maintain insurance against product and professional liability and defense costs, there can be no assurance that claims against the Company arising with respect to its products will be successfully defended or that the insurance to be carried by the Company will be sufficient to cover liabilities arising from such claims. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect on the Company. Furthermore, there can be no assurance that the Company will be able to continue to obtain or maintain liability insurance on acceptable terms.

      FUTURE CAPITAL NEEDS; POTENTIAL NEED FOR ADDITIONAL FINANCING. The Company believes that the funds to be raised with respect to its offerings (assuming receipt of proceeds from the sale of substantially all of the offering), together with the revenues of the Company will be sufficient to provide the Company with capital sufficient to fund the capital requirements of the CyberCare Acquisition and provide a portion of its immediate anticipated working capital needs. The Company may be required to raise additional financing. There can be no assurance that such funds will, in fact, be available or if available will be sufficient in the near term or that conditions and circumstances described herein may not result in subsequent cash requirements by the Company or that future funds will be sufficient to sustain operations and to meet growth. In the event of such developments, attaining financing under such conditions may not be possible, or even if additional capital may be otherwise available, the terms on which such capital may be available may not be commercially feasible or advantageous to investors participating in this Offering.

      ACQUISITION OF BUSINESSES; RISKS OF GROWTH AND EXPANSION. The Company will use a portion of the net proceeds from future financings to acquire healthcare and e-commerce businesses. There can be no assurance that suitable acquisitions will be available or that acquisitions can be negotiated on acceptable terms, or that the operations of acquired businesses can be integrated effectively into the operations of the Company. Competition for suitable acquisition candidates is expected to be intense and many of the Company's competitors will have greater resources than the Company. The failure of the Company to implement its acquisition strategy could have a material adverse effect on the Company's financial performance and, moreover, the attendant risks of expansion could also have a material adverse effect on the Company's business.

      There can be no assurance that the CyberCare Acquisitions and other pending acquisitions will be completed or if completed, that these businesses will be profitable in the future or that these acquisitions can be successfully integrated into the Company's operations. The Company's growth strategy will result in significant additional demands on its infrastructure, and will place a significant strain on the Company's management, administrative, operational, financial and technical resources, and increased demands on its systems and controls. There can be no assurance that the Company will be able to obtain sufficient resources to support future operations and growth. The inability to continue to upgrade the operating and financial control systems, the emergence of unexpected expansion difficulties or failure to manage the Company's proposed expansion properly could have a material adverse effect on the Company's business, financial condition and results of operations. The laws and regulations applicable to financial arrangements in the health care industry are complex and may be subject to varying interpretations.

      UNCERTAIN ABILITY TO PROTECT PATENTS AND PROPRIETARY TECHNOLOGY AND INFORMATION. The Company's ability to compete effectively in the medical e-commerce industry will depend on its success in consummating the CyberCare Acquisition and/or acquiring other suitable medical e-commerce businesses and protecting their proprietary technology, both in the United States and abroad. The patent positions of medical products companies generally involve complex legal and factual questions. CyberCare currently has two patents pending with regard to its e-commerce technology and intends to file for additional patents on products for which it feels the cost of obtaining a patent is economically reasonable in relation to the expected protection obtained. Neither the Company or CyberCare presently hold any patents. There can be no assurances that any patent that the Company or CyberCare applies for will be issued, or that any patents issued will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide any competitive advantage. The Company may incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties, the expenditure of which the Company might not be able to afford.

      Although the Company has and will continue to enter into confidentiality and invention agreements with its employees and consultants, there can be no assurance that such agreements will be honored or that the Company will be able to adequately protect its rights to its non patented trade secrets and know-how. Moreover, there can be no assurance that other individuals or entities will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets and know-how. In addition, the Company may be required to obtain licenses to patents or other proprietary rights from third parties. There can be no assurance that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If the Company does not obtain required licenses, it could encounter delays in product development or find that the development, manufacture, or sale of products requiring such licenses could be foreclosed. Additionally, the Company may, from time to time, support or otherwise collaborate in research conducted by universities and governmental research organizations. There can be no assurance that the Company will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations or that disputes will not arise with respect to rights in derivative or related research programs conducted by the Company or such collaborators.

      EARLY STAGE PRODUCT DEVELOPMENT. Due to the early stage development of CyberCare's proposed products and services, no assurance can be given that these products can be developed into commercial products, manufactured on a large scale or be economical to market. Nor can there be any assurance that these proposed products will achieve or sustain market acceptance. There is, therefore, substantial risk that the Company's proposed product development and commercialization efforts will not prove to be successful.

      DEPENDENCE ON MARKET ACCEPTANCE. There can be no assurance that physicians, medical providers or the medical community in general will accept and utilize the products developed by the Company. The extent that, and rate of which, these products achieve market acceptance and penetration will depend on many variables including, but not limited to, a timely penetration of the market, the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of these products, the advantage of these products over existing technology, third-party reimbursements practices and the Company's manufacturing, quality control, marketing and sales efforts. There can be no assurance that the medical community and third-party payors will accept the Company's technology. Similar risks will confront any other products developed by the Company in the future. Failure of the Company's products to gain market acceptance would have a material adverse effect on the Company's business, financial condition, and results of operations.

      LIMITED MARKETING AND SALES CAPABILITY. The Company and CyberCare have limited internal marketing and sales resources and personnel. In order to market any products it may develop, the Company will have to develop a marketing and sales force with technical expertise and distribution capability (or out source such duties to independent contractors. There can be no assurance that the Company will be able to establish sales and distribution capabilities or that the Company will be successful in gaining market acceptance for any products it may develop. There can be no assurance that the Company will be able to recruit and retain skilled sales, marketing, service or support personnel, that agreements with distributors will be available on terms commercially reasonable to the Company, or at all, or that the Company's marketing and sales efforts will be successful. Failure to successfully establish a marketing and sales organization, whether directly or through third parties, would have a material adverse effect on the Company's business, financial condition, cash flows, and results of operations. To the extent that the Company arranges with third parties to market its products, the success of such products may depend on the efforts of such third parties. There can be no assurance that any of the Company's proposed marketing schedules or plans can or will be met. No e-commerce product sales have been made to date.

THE CYBERCARE ACQUISITION.

      BACKGROUND. The Board of Directors determined to pursue, as a long-range goal, further expansion and diversification of the Company's business in the healthcare industry. The Board concluded that such diversification would most likely be achieved through the Company's acquisition of one or more established businesses. Any such businesses should be engaged in activities which would be distinguishable from, but compatible with, the existing business of the Company and should represent a logical expansion of the Company's business. It was also the intention of the Board that a significant portion of the acquisition price for any such acquisition should consist of Common Stock and that incentives be provided to retain the proven management personnel of any such business.

      REASONS FOR THE CYBERCARE ACQUISITION. The Board of Directors and executive officers of the Company believe that the terms of the CyberCare Acquisition are fair to, and in the best interests of, the Company and the Stockholders of the Company.

      In reaching its determination to approve the CyberCare Acquisition, the Board identified and analyzed the following factors and potential benefits, among others, relating to the CyberCare Acquisition:

  o alternatives for growth in the healthcare industry, including internal development, which the Board viewed as less advantageous due to the current full commitment of the Company's management to current business activities, concentration of the Company's management experience in the Company's current business activities, the Company's limited development resources and the uncertainty of the success of such development efforts, none of which appeared to present the opportunity that the acquisition of CyberCare presented;

  o the strategic value of diversifying the business activities of the Company by adding the remote interactive healthcare delivery business of CyberCare;

  o the expectation that the businesses of CyberCare will be compatible with, and complementary to, the Company's healthcare related business and that the CyberCare Acquisition may be viewed favorably by investors as a logical expansion and diversification of the Company's business;

  o information concerning the Company's, and CyberCare's respective prospects, financial performance, financial condition, assets and operations; and

  o the financial terms of the CyberCare Acquisition and its possible effect on future earnings.

      Following its deliberations concerning such factors, the Company's Board concluded that the CyberCare Acquisition may increase the long-term prospects of the Company for continued growth, may increase Stockholder value, and is in the best interests of the Company and its Stockholders financially and strategically.

      POTENTIALLY NEGATIVE FACTORS OF THE CYBERCARE ACQUISITION. The Company's Board also considered a variety of potentially negative factors in its deliberations concerning the CyberCare Acquisition, including :

  o the possible dilutive effect of the issuance of the common stock in the CyberCare Acquisition;

  o the transaction costs and costs of integrating the businesses to be acquired in the CyberCare Acquisition;

  o the risk that, despite the obtaining of the employment agreement, key personnel of CyberCare may not be retained by the Company causing an adverse effect on the continuing business operation acquired in the CyberCare Acquisition;

  o the risk that key business contracts or relationships of CyberCare may not be transferred to the Company in connection with the CyberCare Acquisition reducing the realization of the value sought to be obtained by the CyberCare Acquisition; and

  o the risk that other benefits sought to be obtained by the CyberCare Acquisition might not be obtained.

      Given the variety of factors, both positive and negative, considered by the Company's Board, the Board did not quantify or otherwise assign relative weights to the specific factors considered. In addition, individual members of the Company's Board may have given different weights to the various factors considered. The Board of Directors was unanimous in its approval of the CyberCare Acquisition under the terms of the CyberCare Exchange Agreement.

RESALES OF COMMON STOCK.

      All of the shares of common stock to be issued in connection with the CyberCare Acquisition will be deemed to be "restricted securities" as that term is defined in Rule 144. As a consequence, such shares may not be sold, pledged or otherwise transferred by the holders thereof except in transactions permitted by the resale provisions of Rule 144 or as otherwise permitted under the federal Securities Act of 1933, as amended (the "1933 Act"). Resales of common stock will also be restricted by the further restrictions on transferability included in the "lock-up" provision of the Exchange Agreement referred to in the following section of this Proxy Statement.

      In general, under Rule 144, during the first year following the closing of the CyberCare Acquisition, any person receiving shares of common stock in the CyberCare Acquisition would be able to sell or otherwise transfer such shares only pursuant to an effective registration statement under the 1933 Act or in compliance with an exemption from the registration requirements of the 1933 Act. During the second year following the receipt of such shares, such person would be entitled to sell such shares only through unsolicited "brokers' transactions" or in transactions directly with a "market maker" as such terms are defined in Rule 144. Additionally, the number of shares to be sold by such person (together with certain related persons) within any three-month period for the purposes of Rule 144 could not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 144 will remain available, however, if the Company remains current with its informational filings with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Two years after the closing of the CyberCare Acquisition, a person who received common stock in the CyberCare Acquisition would be able to sell such common stock without such manner of sale or volume limitations, provided that the Company was then current with its 1934 Act informational filings and such person had not been an "affiliate" as defined in Rule 144, for at least three months prior to such sale. Persons who may be deemed to be affiliates of the Company generally include individuals or entities that control, are controlled by, or under common control with, the Company, and may include certain officers and directors of the Company as well as principal stockholders of the Company.

      In order to help assure compliance with Rule 144 and the 1933 Act, a provision of the Exchange Agreement, to which each of the persons who will receive shares of Common Stock in the CyberCare Acquisition is a party, includes the agreement of such persons to be bound by the transfer restrictions which are applicable to the shares as restricted securities, to also be bound by the lock-up, and to accept share certificates representing such shares bearing transfer restriction legends providing notice of such transfer restrictions.

      REGISTRATION RIGHTS AGREEMENT. Pursuant to a registration rights agreement executed in connection with the acquisition, the Company has granted the CyberCare stockholders piggyback registration rights to register the Common Stock issued for the CyberCare Acquisition, with respect to a registration statement (other than form S-4 or S-8) filed within five months of the Closing. If no such registration statement is filed, the Company shall within 30 days of demand by CyberCare stockholders owning more than 3,700,000 shares file a registration statement registering the 7,250,000 shares of Company Common Stock held be the CyberCare stockholders.

      LOCK-UP OF COMMON STOCK. Under the terms of the Exchange Agreement, 4,520,000 shares of Common Stock which are issued in the CyberCare Acquisition may be sold, transferred, hypothecated and pledged by the holders only in a limited number for a period of twelve months following the effectiveness of the registration statement registering such shares unless such "lock-up" period is terminated by reason of co-sale rights or otherwise agreed to by the Company.

      INTEREST OF CERTAIN PERSONS IN THE CYBERCARE ACQUISITION. Upon the closing of the CyberCare Acquisition and subject to Stockholder approval, Mr.
Haines will be elected a director of the Company.

 THE EXCHANGE AGREEMENT.

      GENERAL. The Exchange Agreement (which includes as exhibits, the employment agreements, registration rights agreement and stock restriction agreement) is the legal document that governs the CyberCare Acquisition. The Exchange Agreement provides for the acquisition by the Company of the capital stock of CyberCare and delivery to the Company of the employment agreements, registration rights agreement and stock restriction agreement, all in exchange for the issuance delivered by the Company of an aggregate of 7,250,000 shares of Common Stock, options and warrants to purchase 934,997 shares of Company's common stock and the undertaking by the Company of the obligations in the Exchange Agreement and to enter into the employment agreement with Mr. Haines.

     If the CyberCare Acquisition proposal is approved by the Stockholders of the Company, the closing of CyberCare Acquisition is expected to be consummated within five days of the approval hereof, but the parties may mutually agree to extend the closing date.

      EMPLOYMENT AND NON-COMPETE AGREEMENT. At the Closing, Mr. Haines will enter into an employment agreement with the Company for the position of Senior Vice President of the Company in charge of the Company's technology markets, divisions and subsidiaries, and as president of CyberCare. The term of the employment agreement is three years from the closing of the CyberCare Acquisition. Mr. Haines base salary shall be $175,000 per annum. Mr. Haines will also be entitled to receive incentive compensation as determined by the Board of Directors and options to purchase 200,000 shares of Company's common stock at an exercise price of $1.75 per share which vest ratably over the term of the employment agreement. The employment agreement also includes a covenant not to compete during the term of the agreement and for a two-year period thereafter in the United States. In an action to seek enforcement, a court having jurisdiction over the matter may determine not to enforce, or to only partially enforce the non-compete provision in accordance with its terms.

      REPRESENTATIONS AND WARRANTIES OF THE PARTIES. The Exchange Agreement contains certain customary comprehensive representations and warranties of CyberCare and its stockholders. Such representations and warranties include representations and warranties with respect to the corporate status, financial condition, business, operations, and assets of CyberCare and certain other matters with respect to its employees, employee benefit plans and employee relations. The stockholders of CyberCare have agreed to indemnify and hold harmless the Company for breaches of representations and warranties given by them but is limited to the value of the consideration received.

      The Acquisition Agreement also contains certain customary purchaser representations and warranties of the Company with respect to the corporate status, capitalization, financial condition, business, operation and assets of the Company, liability of the Company to the stockholders of CyberCare for damages resulting from breaches of representations, warranties and agreements for the Company contained in the Acquisition Agreement but is limited to the value of the consideration paid.

      ADDITIONAL COVENANTS OF THE PARTIES. The Exchange Agreement, in addition to the covenants and agreements contained in the representations and warranties given by the parties referred to in the preceding sections of this Proxy Statement, also includes covenants of CyberCare the stockholders of CyberCare to grant the Company access to the books and records, personnel and properties of CyberCare and to cooperate with the Company in the preparation of financial statements, proxy materials and any required regulatory filings which are necessary to implement the Acquisition. These covenants also include a covenant to conduct the business of CyberCare only in the ordinary and usual course, to use best efforts to preserve each such entity's business organization, staff and goodwill, to assure the continued accuracy of the representations and warranties given, and to refrain from negotiating with any party other than the Company for the possible acquisition of such entity during the period of time from the signing of the Exchange Agreement until the closing. During the same period, the Company also covenants to grant to CyberCare and the CyberCare stockholders access to the books, records and property of the Company, to use its best efforts to assure that its representations and warranties continue to be true.

                                 THE COMPANY

      GENERAL. The Company was incorporated in September 1989 in the State of Florida and has its principal executive offices at 1903 S. Congress Ave., Suite 400, Boynton Beach, Florida 33426, telephone number (561) 737-2227.

      The Company's active subsidiaries include: Air Response North, Inc., Global Air Charter, Inc., Global Air Rescue, Inc., Tallahassee Sleep Disorders, Inc., Pharmacy Care Specialists, Inc., Heart Labs of America, Inc., and Your Good Health Network, Inc.

      The Company is in the business of developing integrated medical delivery services by providing diversified medical technologies and operates physical, occupational and speech therapy, sleep apnea, diagnostic and treatment services, pharmaceutical services and international air ambulance transport services.

BUSINESS OPERATIONS.

      AIR AMBULANCE TRANSPORT SERVICES. The Company is taking advantage of the growing air ambulance industry through its subsidiaries, Air Response North, Inc., Global Air Rescue, Inc. and Global Air Charter, Inc. (collectively "Air Response"), offers national and international fixed-wing air ambulance transport services to ill, injured or otherwise incapacitated persons requiring relocation and possible emergency medical care during flight. Circumstances requiring Air Response's transport services include the relocation of patients requiring specialized medical procedures such as organ transplants, cancer treatment, specialized cardiac surgery, burn care, stroke care and advanced brain and spinal cord surgery, as well as transportation to hospitals and medical facilities recognized nationally for excellence in their respective fields.

      Based in Denver, Colorado, Air Response employs approximately 95 full and part-time employees and maintains an aircraft fleet which includes 15 owned and two leased aircraft. Air Response has the competitive advantage generated by the long-range capabilities of its Model 36 Learjets offering worldwide, intercontinental response capabilities. It also has the added advantage of an in-house maintenance team, providing expedient flight readiness equipped with state-of-the-art medical equipment including the lifeport stretcher system, oxygen, suction pumps, compressed air and a 1500 watt AC inverter.

      PHYSICAL, OCCUPATIONAL AND SPEECH THERAPY CENTERS. Your Good Health Network, Inc. ("YGHN") was acquired by the Company effective October 16, 1998. YGHN was founded in April 1997 by four individuals, three of whom founded and managed a similar company which went public and was subsequently acquired by a much larger NYSE company. The business objective of YGHN is to provide pain rehabilitation and occupational, speech and physical therapy services. YGHN intends to develop business operations within specific geographic locations which can create synergies and operating efficiencies and satisfy the cost containment requirements of significant payor sources.

      YGHN currently owns and operates 27 rehabilitation and therapy clinics and two physician sites in Boynton Beach and North Palm Beach, Florida. YGHN currently has a total of approximately 100 people, including nine employees in its corporate office providing management and administrative services through a staff leasing company. Each rehabilitation clinic typically has three staff, including two fully licensed therapists and an administrative secretary/rehabilitation aide. Physician offices typically have a staff of four, including a medical assistant, nurse, technician and clerical aide.

      YGHN services include: specialty programs like hyperbaric medicine, pain management and HIV primary care, coupled with traditional services such as primary care, orthopedic and neurological physician services and comprehensive rehabilitation. These services allow YGHN to be a unique health care provider. The physicians' component is focused on specialized clinical programs that complement the company's rehabilitation services. YGHN strategy is to provide services which are less reliant upon governmental reimbursement and to diversify its payor sources to more of a fee-for-service basis. YGHN is focused to be minimally reliant upon managed care payors.

      PHARMACEUTICAL SERVICES. The Company acquired Pharmacy Care Specialists, Inc. ("PCS") in April 1998. PCS is a closed network pharmacy employing approximately 40 individuals with its principal place of business in Lakeland, Florida. PCS provides unit-dosed medications to over 2,500 residents in assisted-living facilities across Florida. PCS delivers medications to the facilities, provides training workshops and does third-party billing. The future of the pharmacy industry is in a transitional phase. The Company believes the area with potential for growth is in mail order and internet pharmacy services. The insurance industry has, in recent years, expanded its involvement with mail order pharmacies. In essence, many insurance companies are requiring their policyholders to order, by mail, their medications from an approved, contracted pharmacy. This allows them to control expenses by stipulating the amount each medication will be sold for, thus allowing them to increase their profit margin. Realizing this, PCS has targeted its marketing efforts in this direction. As the population ages and expands and many of these older individuals relocate to Florida, the market for pharmaceuticals to assisted-living facilities and nursing homes increases as does the direct-mail pharmacy market.

      SLEEP CENTERS. Through its indirect wholly owned subsidiary, Tallahassee Sleep Disorders, Inc.("TSD"), the Company offers sleep and disordered breathing diagnostic programs to physicians and hospitals. TSD uses the latest diagnostic equipment along with the proprietary DataSmart screening program, involving screening, home testing and testing in a complex lab. The majority of patients suffering from sleep disorders have obstructive sleep apnea ("OSA") and snoring. It is estimated that 40 million people suffer from OSA and that 95% of these cases go undiagnosed and untreated. In the past several years, sleep center studies have been increasing by approximately 25% per year as technology and testing programs are improved. Most of the studies to date have been performed by hospitals and smaller, independent companies.

      CARDIOLOGY ANCILLARY SERVICES. The Company, through its wholly owned subsidiary Heart Labs of America, Inc. ("HLOA"), currently operates three mobile cardiac catheterization laboratories which perform outpatient cardiology procedures and diagnostic tests. HLOA typically contracts with smaller, non-urban hospitals which may not have in-house cardiac catheterization capabilities, or larger hospitals which use the mobile labs for when they exceed their existing capacity. HLOA is accredited by the Joint Commission on Accreditation of Healthcare Organizations.

PENDING ACQUISITION.

      The Company and American Enterprise Solutions, Inc. ("AESI") have entered into a Stock Exchange Agreement whereby upon the closing, AESI will become a wholly-owned subsidiary of the Company. The Exchange Agreement provides that each stockholder of AESI will receive four shares of the Company's common stock for each share of AESI stock they own. It is anticipated, based upon the number of shares presently outstanding and pending acquisitions, that the stockholders of AESI will own approximately 50 percent of the Company.

      AESI is a Florida corporation that designs, develops, implements and is in the process of operating internet multi-media healthcare networks called "Community Health Information Utilities" ("CHIUs"). These internet-base utilities will allow for the electronic connecting of all healthcare-trading partners. The healthcare trading partners include doctors, hospitals, consumers, patients, employers, governments, managed-care companies, insurance companies and all other providers and organizations. AESI also develops, manages and owns community healthcare delivery systems, called "Community Health Enterprises" ("CHEs"). The CHEs are healthcare enterprises that create a single-source delivery system by incorporating and integrating all healthcare delivery services into single-source delivery system. At the core of each enterprise is a CHIU.

      The CHIU is designed to provide, over the internet, clinical pathways and quality assurance applications and systems to maximize the flow of patient data and increase the ability of the physician, hospital, ancillary service and diagnostic center to service the patient. It is believed that the integration of the entire healthcare delivery system, through the use of these technologies, will create substantial reductions in healthcare costs and provide improved profits over existing healthcare models.

      Management believes, although no assurance can be given, the acquisition of AESI will assist in catapulting the Company into the healthcare internet business allowing the Company to utilize the benefits of advanced internet technologies to improve the quality of healthcare services while increasing profitability. It is anticipated that the internet will provide the Company and its clients the opportunity to reduce costs and provide additional profit centers. The Company's strategic plan in respect to the use of the internet along with its new proprietary technologies is to re-empower patients and doctors in the management of their healthcare.

      The closing of the contemplated transaction is conditioned upon completion of satisfactory due diligence and unqualified audits and SEC and Stockholder approval. Accordingly, no assurance can be given that the acquisition will be completed or, if completed, that the combined companies will be successful.

PROFESSIONAL LIABILITY INSURANCE.

      The Company currently maintains general and professional liability insurance for its operations in the single limit amount and aggregate annual limit amount of $5,000,000. There is no assurance that any potential claims will or will not exceed this limit. While the Company's Mobile Labs are at a customer's facility, they operate only under the direction of licensed physicians on the customer's staff who direct the procedures, supervise the Company's nurses and technologists, and interpret the results of the examinations. The Company requires the users of the Mobile Labs to carry medical malpractice insurance to cover the physicians using the Company's Mobile Labs.

COMPETITION.

      The health care industry in general, and the market for medical ancillary services is highly competitive.

      The Company competes with companies that are larger in size than the Company and have access to considerably greater financial resources than the Company. The Company competes by providing more personalized care to the patients they serve as well as providing patient transportation and pharmaceutical delivery.

      In the physical, occupational and speech therapy business segment, there are numerous competitors larger in size than the Company and which have access to greater financial resources.

      In the sleep lab business segment, there are no clear market leaders or major competition. Most of the independents are either labs in hospitals or physicians interested in sleep that have started labs as an adjunct to their local practice.

      The air ambulance transport business segment has numerous smaller competitors with short-range aircraft, but has limited competitors with aircraft capability of performing international and, in particular, trans-Atlantic flights. Medjet in Alabama, Kalitta in Detroit, and Sky Service in Toronto are the biggest competitors in the international market.

      The Company's pharmaceutical business competes directly in the sale and delivery of prescription drugs to individuals living in adult living facilities ("ALFs"). There are numerous competitors larger in size than the Company which have internet capabilities and access to considerably greater financial resources. The Company relies on reputation and service to market its services.

MARKETING.

      The Company markets each of the services in various methods, including customer and physician referrals, reputation in the community and third parties.

      YGHN relies upon community reputation, customer referral, physician and other medical resource referrals.

      The sleep centers rely upon physician referrals for its customer base. In addition, the Company has in place a three-tier service system that enters local communities and utilizes a screening program and an in-home lab program.

      Air Response relies upon print media, independent brokers, personal contacts and physician referrals to attract new customers. The Company also staffs exhibit booths at major industry-specific conventions to attract hospital groups, insurance companies, assistance companies and managed care organizations.

      HLOA relies heavily on referrals to perform high-tech procedures. Most of the marketing for its mobile labs is based on the Company's reputation in the medical community.

EMPLOYEES.

      As of July 16, 1999, the Company employed approximately 300 persons, of which approximately 195 are full time. The Company's ability to provide its services is dependent upon the Company recruiting, hiring and retaining qualified technical personnel. To date, the Company has been able to recruit and retain sufficient qualified personnel. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

DESCRIPTION OF PROPERTIES.

      The Company leases approximately 7,900 square feet of office space in Boynton Beach, Florida for its corporate offices at an average monthly net rental of $8,000 over the term of the lease. The lease expires in April 2003.

      YGHN leases approximately 41,000 sq. ft of space for its 27 rehabilitation centers and two physician offices located throughout South Florida for a total monthly net rental of $47,950. The lease expires through August 31, 2003.

      Tallahassee Sleep Disorder Center leases approximately 2,600 sq. ft. of space for its sleep disorder center in Tallahassee, Florida for a total net monthly rental of $3,007. The lease expires March 31, 2001.

      Air Response leases office and hangar space in Clearwater, Florida for at an average monthly net rental of $4,350 on a month-to-month basis and leases approximately 37,000 sq. ft. of office and hangar space in Denver, Colorado; Schenectady, New York; and Paducah, Kentucky for a total current net monthly rental of $16,218. The leases expire through June 30, 2002.

      Pharmacy Care Specialists leases approximately 15,000 sq. ft. of office and warehouse space in Lakeland, FL at a monthly rental of $4,200 and the lease expires in June 2004.

LEGAL PROCEEDINGS.

      The Company is presently not a party to any material litigation outside the ordinary course of business.

                     MEDICAL INDUSTRIES OF AMERICA, INC.
                     SELECTED CONSOLIDATED FINANCIAL DATA
                    (in thousands, except per share data)

      The following table sets forth selected consolidated financial data of the Company. The selected consolidated financial data for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 are derived from the audited consolidated financial statements of the Company. The selected consolidated financial data for the three months ended March 31, 1998 and 1999 are derived from the unaudited financial statements of the Company. This information should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere in the Proxy.



                                            Year Ended      Year Ended      Year Ended      Year Ended      Year Ended
                                           December 31,    December 31,    December 31,    December 31,    December 31,
                                               1994            1995            1996            1997            1998
                                           ------------    -------------   ------------    ------------    ------------
Statements of Operations Data:
Net revenues ...........................   $      1,722    $      1,251    $      1,312    $      2,558    $     14,731
                                           ------------    ------------    ------------    ------------    ------------

Operating expenses:
   Cost of services ....................            753             562             669           1,546           6,916
   General and administrative ..........            976           2,865           3,084           1,400           8,425
   Depreciation and amortization .......            537             576             354             232           1,459
   Interest expense, net ...............             83             114             141              88           1,120
   Interest - beneficial conversion
      feature ..........................           --              --              --              --             1,109
   Equity in net loss of investee ......           --                62             666             373             (81)
   Other ...............................           --                 1              18            --               382
                                           ------------    ------------    ------------    ------------    ------------

   Total operating expenses ............          2,349           4,180           4,932           3,639          19,330
                                           ------------    ------------    ------------    ------------    ------------


Income (loss) from continuing operations           (627)         (2,929)         (3,620)         (1,081)         (4,599)
Loss from discontinued operations ......         (2,994)         (4,011)         (1,624)           (445)         (1,442)
Loss from disposal of discontinued
   operations ..........................           --            (1,905)         (3,296)           --            (1,510)
                                           ------------    ------------    ------------    ------------    ------------

Income (loss) before extraordinary items
     and income taxes ..................         (3,621)         (8,845)         (8,540)         (1,526)         (7,551)

Extraordinary item - gain from
     retirement of debt ................           --              --              --              --               170
                                           ------------    ------------    ------------    ------------    ------------

Income (loss) before income taxes ......         (3,621)         (8,845)         (8,540)         (1,526)         (7,381)
Income tax expense (benefit) ...........             59            --              --              --              --
                                           ------------    ------------    ------------    ------------    ------------

Net income (loss) ......................   $     (3,562)   $     (8,845)   $     (8,540)   $     (1,526)   $     (7,381)
                                           ============    ============    ============    ============    ============

Net income (loss) per share ............   $     (33.40)   $     (41,75)   $     (10.33)   $       (.28)   $       (.39)
                                           ============    ============    ============    ============    ============


Weighted average shares outstanding ....            107             212             826           5,476          18,874
                                           ============    ============    ============    ============    ============


                                                Three Months
                                                    Ended
                                                   March 31,
                                           ----------------------------
                                                1998           1999
                                           ------------    ------------
Statements of Operations Data:
Net revenues ...........................   $      2,298    $      7,911
                                           ------------    ------------

Operating expenses:
   Cost of services ....................          1,318           3,668
   General and administrative ..........            730           3,005
   Depreciation and amortization .......            115             555
   Interest expense, net ...............            111             559
   Interest - beneficial conversion
      feature ..........................           --               237
   Equity in net loss of investee ......            (26)            (61)
   Other ...............................           --              --
                                           ------------    ------------

   Total operating expenses ............          2,248           7,963
                                           ------------    ------------


Income (loss) from continuing operations             50             (52)
Loss from discontinued operations ......             90            --
Loss from disposal of discontinued
 operations ............................           --              --
                                           ------------    -------------

Income (loss) before extraordinary items
 and income taxes ......................            140             (52)

Extraordinary item - gain from
 retirement of debt ....................           --              --

Income (loss) before income taxes ......            140            --
Income tax expense (benefit) ...........           --              --
                                           ------------    ------------

Net income (loss) ......................   $        140)   $        (52)
                                           ============    ============

Net income (loss) per share ............   $        .01            ---
                                           ============    ============

Weighted average shares outstanding ....         15,982          24,907
                                           ============    ============




                                                                           December 31,                                    March 31,
                                              ---------------------------------------------------------------------        ---------

                                               1994            1995           1996           1997            1998             1999
                                              -------        -------        -------        --------        --------        ---------
BALANCE SHEET DATA:
Working capital (deficit) .............       $(1,180)       $(3,076)       $(1,456)       $ (1,017)       $ (2,496)       $ (3,969)
Total assets ..........................         3,672          6,337          5,744          22,278          28,333          41,972
Long-term debt ........................           105            350            147           4,648           9,552          12,465
Total Stockholders' equity ............         1,437          1,668          1,634          12,771          10,497          13,991



         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS OF THE COMPANY

      The following should be read in conjunction with the Financial Statements and Notes thereto contained herein.

   OVERVIEW. The complete management team of the Company has been in place now for less than two years. We decided that it was in the best interest of the Company and Stockholders to re-evaluate the Company's direction, and, accordingly, discontinue certain operations in 1998 and focus our attention on the subsidiaries we felt could grow with profitable margins. These included: pharmaceutical services; physical, occupational and speech rehabilitation services; the sleep centers; and, the air ambulance transport services.

      During 1998, it became very clear to us that, in order for the Company to obtain significant profit levels, utilization of technology and the internet was necessary. A significant amount of administrative and duplicative costs are incurred in each and every aspect of healthcare activities. There are over 30 billion transactions annually in the healthcare industry and only 10% are electronic. As a result, we identified and entered into definitive agreements to acquire American Enterprise Solutions, Inc. and CyberCare, Inc. These acquisitions will significantly expand our ability to address the healthcare issues facing society. We believe that by bringing these companies together, the Company will have a significant advantage in healthcare e-commerce and increase stockholder value, profitability, and position us to expand our operations in future years.

      We intend to change our name to more closely reflect our refocused strategy in which each of the business segments will support the further development and implementation of our digital information technology. This technology will make each of our business segments more efficient. Digital technology will have a profound effect on the healthcare industry. We are embarking upon an entirely new, but overdue, approach to the delivery of quality healthcare in this country. We expect to emerge as an innovator, meeting the global trend toward fully- digitized, fully-integrated medical services.

      During the last twelve months, we made two strategic acquisitions. They were Your Good Health Network, Inc. effective (October 15, 1998) and Air Response, Inc. (effective March 1, 1999). We believe that these acquisitions will allow us to expand our growth potential with acceptable profitability.

      We made some significant strides during 1998 but incurred significant losses. The loss from continuing operations in the amount of $4,598,412 is a result of significant costs incurred to grow the Company, and reposition us for the year 2000 as well as losses from the mobile catheterization lab operations. We also discontinued and disposed of certain operations to allow us to focus on our new direction.

      The Company settled the dispute with Westmark Group Holdings, Inc. ("Westmark") which resulted in an investment which represents over 20% of Westmark's outstanding common stock. Westmark is currently profitable and is projecting to substantially increase its profitability in 1999. The current approximate market value of our 683,457 shares of Westmark is $1,537,778 ($2.25 a share) at July 16, 1999.

      Nasdaq requires that a common stock traded in its exchange be equal to or exceed $1 for at least ten days The Company's stock has traded below $1. The Company's common stock has been selling in excess of $1 for several months and management believes it will continue to do so and be in compliance with Nasdaq. However, there is no assurance that the Company's common stock will continue to trade in excess of $1.00.

      MATERIAL CHANGES. There have been no material changes in the Company's business since the filing of the Company's 10-QSB/A for the period ending March 31, 1999.

                                                Percentage of Revenue
                                        --------------------------------------
                                                                 Three Months
                                              Year Ended             Ended
                                             December 31,          March 31,
                                        --------------------     -------------
                                        1996   1997     1998     1998     1999
                                        -----  -----    ----     ----     ----
STATEMENTS OF OPERATIONS DATA:
Net revenues ........................   100%    100%     100%     100%     100%
                                        ---    ----     ----     ----     ----
Operating expenses:
  Cost of services ..................    51      60       47       57       46
  General and administrative ........   235      55       57       32       38
  Depreciation and amortization .....    27       9       10        5        7
  Interest expense, net .............    11       3       15        5       10
  Equity in net loss of investee ....    51      15       (1)      (1)      (1)
  Other .............................     1    --          3     --       --
                                        ---    ----     ----     ----     ----

     Total operating expenses .......   376     142      131       98      100
                                        ===    ====     ====     ====     ====

Income (loss) from continuing
     operations......................   276%    (42)%    (31)%      2%    --
                                        ===    ====     ====     ====     ====

      COMPARISON OF THE RESULTS OF OPERATION FOR THREE MONTHS ENDED MARCH 31, 1999 AND MARCH 31, 1998. Total revenues from operations increased to $7,910,994 for the three months ended March 31, 1999 as compared to $2,297,932 for the three months ended March 31, 1998, principally due to the revenue of the acquisitions, Ivanhoe Medical Systems, Inc. ($102,621), Valley Pain Centers, Inc. ($780,230), Your Good Health Network, Inc. ($1,397,486) and Air Response, Inc. ($1,843,958). Revenue for 1999, excluding acquisitions, in comparison to 1998 has increased due to an increase in utilization of the aircrafts but which was partially offset by a reduction in utilization of the mobile cath labs and other lab revenue.

      Cost of revenues, which included medical supplies, technical salaries and benefits and other expenses directly associated with the Company's services, increased to $3,667,584 from $1,317,709 for the three months ended March 31, 1999 and 1998, respectively. This increase is primarily due to the cost of revenue of the acquisitions, Ivanhoe Medical Systems, Inc. ($4,371), Valley Pain Centers, Inc. ($29,602), Your Good Health Network, Inc. ($550,826) and Air Response, Inc. ($899,434). Cost of revenue for 1999, excluding acquisitions, in comparison to 1998 increased due to the costs associated with the air ambulance company which increased in direct proportion to the increase in revenue and was offset by the reduction in mobile cath lab costs, which declined in direct proportion to the reduction in utilization.

      General and administrative expenses increased to $3,005,246 for the three months ended March 31, 1999 compared to $729,994 for the three months ended March 31, 1998. This increase is primarily due to the acquisitions.

      Interest expense increased to $559,271 for the three months ended March 31, 1999 as compared to $110,722 for the three months ended March 31, 1998. This increase is primarily attributable to interest on the airplane loans assumed as part of the acquisition of Air Response, Inc., issuance of subordinated debentures and related penalties and discounts.

      In accordance with EITF D-60, the Company is required to amortize as additional interest expense the difference between the fair market value of the Company's common stock and the conversion rate of the subordinated debentures at the commitment date. The term of the amortization is for the period from the date of closing through the date the debenture can be first converted.

      EITF D-60 requires the Company to record a beneficial conversion feature when the Company issues convertible debt. The Company is required to record a BCF on the issuance of subordinated debentures totaling $699,830, of which $231,830 has been recorded in the first quarter of 1999 and $468,000 will be recorded in the second quarter of 1999. In addition, as part of the private placement, the Company issued detachable warrants to purchase up to 2,000,000 shares of the Company's common stock at an exercise price of $.50. In accordance with FAS 123, the fair market value of the warrants was determined to be $571,950 and is required to be amortized over the life of the debentures in accordance with APB 14, paragraph 16. The Company amortized $4,638 during the first quarter as additional interest expense relative to the fair market value of the warrants.

      As a result of the above, the Company had a net loss of $52,467 for the three months ended March 31, 1999 compared to a net income of $140,138 for the three months ended March 31, 1998.

      COMPARISON OF THE RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997. Total revenues for all subsidiaries were $14,448,523 for the year ended December 31, 1998, as compared with $2,375,309 for the year ended December 31, 1997. This 508% increase is primarily due to the revenues generated from the companies acquired during 1998. Global had revenues of $7,146,457 in 1998 which was the first complete year of operations since acquisition. YGHN had revenues of $1,143,625 from October 16, 1998 to December 31, 1998. Pharmacy Care Specialists had $2,565,887 from April 1, 1998 to December 31, 1998. Ivanhoe had revenues of $824,198 from April 1, 1998 to December 31, 1998. Valley Pain had revenues of $993,944 from September 1, 1998 to December 31, 1998.

      Cost of services, which include salaries and benefits and other expenses directly associated with the Company's services, increased 347% to $6,915,503 in 1998, as compared with $1,545,710 in 1997. The increase is due to the cost of services relating to the acquisitions of the companies during 1998 and Global which was acquired on December 31, 1997. There were increased cost of services from Heart Labs due to increased operating costs and fixed costs and lower revenue.

      General administrative expenses increased 502% to $8,425,420 in 1998, from $1,400,102. This increase was due primarily to the acquisitions made during 1998 and Global.

      Depreciation and amortization increased 528% to $1,458,595 in 1998, from $232,235 in 1997, primarily as a result of the acquired companies.

      Interest expense increased 1,173% to $1,120,106 in 1998 from $87,992 in 1997 primarily due to the increase in long-term debt on the airplanes and other debt associated with the acquired companies in 1998.

      On July 31, 1998, the Company issued $3,000,000 of 6% convertible A debentures, calling for semi-annual interest with a maturity date of July 29, 2001. The holders of the 6% convertible A debentures received options to purchase 300,000 shares of the Company's common stock at an exercise price of $2.50. The underwriter received options to purchase 60,000 shares of the Company's common stock at an exercise price of $2.00. The convertible A debentures were issued through J.W. Genesis Financial Services Capital Markets and were issued to accredited investors. The total offering price was $3,000,000 and the underwriter's commission was $180,000.

      The debentures are convertible into the Company's common stock based on the lower of $2.00 per share or 82.5% of the twenty-two (22) day average closing bid price of the Company's common stock just prior to conversion with a minimum conversion price of $1.00.

      The estimated fair value of the beneficial conversion feature of these debentures amounted to $1,109,163. In accordance with EITF D-60, this amount has been amortized as additional interest expense over a five-month period ending December 31, 1998. The estimated fair market value of the debenture conversion feature was calculated as the difference between the fair market value of the Company's common stock at the date of commitment and the conversion price multiplied by the number of shares to be issued upon conversion.

      Equity in net income (loss) of investee increased to a profit of $80,685 in 1998 as compared with a loss of $373,458 in 1997 due to the profitability of Westmark Group Holdings, Inc.

      Merger costs of $117,748 in 1998 resulted from the termination of the merger with Physician Health Corporation.

      The loss on sale of subsidiary of $29,026 in 1998 was a result of the sale of Care America, Inc. The loss from discontinued operations of $1,441,799 and loss from disposal of discontinued operations of $1,510,308 resulted from the sale of Care America, Inc., PRN of North Carolina, Inc., and Florida Physicians Internet Inc. during 1998.

      The gain from retirement of debt in 1998 was a result of the settlement of a note payable for less than carrying amount.

      Interest income increased to $282,803 in 1998 from $182,757 in 1997 due to interest earned on mortgage and notes receivable, and cash equivalents.

      Total revenues from operations for 1998 existing in 1997 were $1,017,554, as compared with $2,375,309 for the same operations in 1997. Cost and expenses for these operations were $1,683,171 in 1998, as compared with $1,727,503 in 1997.

      COMPARISON OF THE RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996. Revenues from the mobile cardiac catheterization subsidiary for the year ended December 31, 1997 was $2,375,310 compared to $1,276,904 for the year ended December 31, 1996. This increase is due to the Company increased utilization through additional contracts with hospitals, and the sale of a mobile lab. In 1997, the Company had six contracts with hospitals compared to four for 1996.

      Cost of services, which includes medical supplies, technical and sales personnel salaries and benefits, and other expenses directly associated with the Company's services, increased 130% to $1,545,710 compared to $669,484 in 1996. Heart Labs had an increase in cost of services due to increased operating costs and an increase in cost of personnel.

      General and administrative expenses decreased 54.6% from $3,084,025 to $1,400,102. The decrease was due to the Company implementing a cost reduction program.

      Depreciation and amortization decreased 34% to $232,235 from $353,785 in 1996. This decrease is due to one of the Company's mobile lab leases being renewed in July 1997 and recorded as an operating lease versus a capitalized lease, as in previous years.

      Interest expense decreased 37% to $87,992 in 1997 from $140,674 in 1996. This decrease is due to one of the Company's mobile lab leases being renewed in July 1997 and recorded as an operating lease versus a capitalized lease, as in previous years.

      As a result of the foregoing factors, the Company had net loss of $1,526,152 in 1997 compared to $8,540,864 in 1996.

      LIQUIDITY AND CAPITAL RESOURCES. In 1998 and 1997, the Company financed operating activities through a combination of cash flow from operations, private placements, and proceeds from litigation settlements. Cash used in operating activities was $3,862,280 in 1998 as compared with cash provided by operating activities of $362,339 in 1997. Cash used in investing activities was $1,120,748 in 1998 as compared with cash used in investing activities of $297,231 in 1997.

      At December 31, 1998, the Company has a working capital deficiency of $2,496,464 as compared with a working capital deficiency of $1,016,557 in 1997. Current portion of long-term maturities aggregating $465,804 represents payments due on the outstanding airplane debt. The Company in March 1999 commenced negotiations to refinance the long-term debt on the airplanes and is negotiating to expand its accounts receivable line of credit. In addition, the Company is in negotiations to raise at least $25 million through equity offerings with investment bankers.

      In 1999, the Company, pursuant to a private placement, sold $2,000,000 of 12% convertible debentures plus 2,000,000 three-year detachable warrants. The debentures were sold in increments of $10,000 amounts and up. The debentures are convertible at any time into common stock at $.50 per share, which was the approximate value of the Company's common stock at the time the transaction was priced. The warrants are exercisable immediately by the warrant holder at $.50 per share.

      The Company will continue to raise working capital from proceeds from private placement, long-term debt operations and warrants and believes we will refinance our long-term debt. We believe that, if the Company's working capital is insufficient to fund its operations, we will have to explore additional sources of financing as discussed above. No assurances, however, can be given that future financing will be available or, if available, could be obtained at terms satisfactory to the Company.


                                    CYBERCARE
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (in thousands, except per share data)

      The following table sets forth selected financial data of CyberCare. The selected financial data for the year ended December 31, 1998 are derived from the audited financial statements of CyberCare. The selected financial data for the three months ended March 31, 1999 and 1998 are derived from the unaudited financial statements of CyberCare. This information should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere in the Proxy.

                               Year Ended      Three Months
                               December 31,   Ended March 31,
                                   1998            1999
                               ------------   ---------------

Statements of Operations
 Data:
Net revenues                   $      -       $        -
                               ------------   ---------------

Operating expenses:
  Technology licensing fees         602                3
  General and
   administrative                   325              101
  Depreciation and
   amortization                       5                1
  Total operating expenses          932              105
                               ------------   ---------------

Net (loss)                         (932)            (105)
                               ============   ===============

                               $              $
Net (loss) per share               (.18)            (.02)
                               ============   ===============

Weighted average shares
  outstanding                     5,087            5,100
                               ============   ===============

                                December 31,
                                    1998      March 31, 1999
                               ------------   ---------------
BALANCE SHEET DATA:
Working capital                $   (496)      $     (588)
Total assets                         52               24
Long-term debt                        -               -
Total stockholders' equity         (476)            (569)


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF CYBERCARE

      The following should be read in conjunction with the Financial Statements and Notes thereto contained herein.

      OVERVIEW. CyberCare is a development stage company internet based solution and interactive company that provides products and support services to support remote delivery of care, patient monitoring and education to the U. S. healthcare market. CyberCare's initial product system has been targeted specifically for the high cost, chronically ill patient population. Preventive services for this patient population is an untapped market segment estimated to be greater than Four Billion Dollars $4 billion in the United States alone. The Company believes that its expertise in providing services to payors and managed care companies combined with CyberCare's internet connectivity technology will allow the Company to link patients directly to health care professionals.

RESULTS OF OPERATIONS.

DESCRIPTION OF THE BUSINESS OF CYBERCARE

      CyberCare, Inc. is a development stage company that has no material expenditures in 1997. In 1998, CyberCare incurred $325,405 in general and administrative expenses, primarily salaries and $601,662 in technology licensing fees to Georgia Tech Research Institute and the Medical College of Georgia, representing the initial research and development expenses. Cybercare will continue to increase its research and development costs during 1999.
      In 1998, CyberCare financial operating activities through the sale of common stock aggregating $365,000. Cash used in operating activities was $308,511 in 1998.

      DESCRIPTION OF THE BUSINESS FOR THE LAST FIVE YEARS. In January of 1996, the Willow Group was formed by John Haines for the purpose of developing and marketing telemedicine solutions and technologies. In September of 1997, the Willow Group acquired rights to technologies which had been developed by The Georgia Institute of Technology and The Medical College of Georgia for monitoring chronically ill patients in their homes. The Willow Group was then incorporated as CyberCare, Inc. in October of 1997 in the State of Georgia. CyberCare's mission since that time has been the refinement of that technology to meet the specific needs of the marketplace and to develop key strategic relationships in preparation for bringing the product to market.

      CONDUCT OF BUSINESS OF CYBERCARE. CyberCare intends to continue conducting its business in accordance with its previous business plan. Under this plan, CyberCare will continue development, production and marketing of its key technologies for monitoring chronically ill patients in their homes. The principal place of business will continue to be located in the Atlanta, Georgia area for engineering, sales and marketing purposes. CyberCare anticipates hiring additional staff in the Atlanta area and in other markets around the country, as necessary. CyberCare expects to achieve operational efficiencies through the synergy with the Company and the Company's existing relationships with insurance companies and other payors. CyberCare anticipates that these relationships will enable CyberCare to penetrate its key markets faster and will provide CyberCare with access to the additional capital anticipated under its business plan.

      MATERIAL AGREEMENTS. CyberCare has a license agreement with Georgia Tech Research Corporation and the Medical College of Georgia through which technologies have been provided. This license agreement gives CyberCare exclusive worldwide rights to the intellectual property developed by the universities for tele-homecare and also gives rights for future tele-homecare technologies that may be developed by the universities. This license agreement further provides for certain royalty payments to the universities and establishes a granting of stock as compensation for the license agreement. In addition, this license agreement provides for ongoing research and development support by the universities for CyberCare activities. CyberCare has in place, a joint marketing agreement with Nortel Networks, Inc., which provides for Nortel sales personnel to bring sales leads to CyberCare and to work jointly to close CyberCare business with Nortel prospects. CyberCare has a distribution agreement in place with Healthlink Group, LLC, which provides for CyberCare equipment and services to be marketed by Healthlink Group for use in assisted living facilities in designated markets and subject to Healthlink Group attaining certain performance objectives. CyberCare also has a letter agreement in place with the Mayo Clinic of Jacksonville, Florida for provision of CyberCare services in support of tele-medicine projects in Florida.

      DESCRIPTION OF MATERIAL PRODUCTS. CyberCare's initial product is the care management system, which has two major components: the patient module and the caregiver module. The patient module consists of a multimedia personal computer with video conferencing capability in a very simple touch-screen user interface. The patient module also includes interface drivers and medical devices which are used by the patient to automatically collect vital diagnostic information, including weight, temperature, blood pressure, ECG, heart and lung sounds (electronic stethoscope), blood oxygen level, pulse rate, blood sugar levels, etc. Vital signs information collected by the patient module is automatically recorded in an electronic patient record maintained by the system within the network. The caregiver module is also a personal computer-based application with specialized software to permit a doctor or nurse to monitor a patient's vital signs information and communicate directly with those patients. Both modules function together so that measurement devices may be controlled from either end and results are automatically collected, charted, and maintained for permanent records. For delivery in late 1999, the patient module is being repackaged into a small, portable unit called the personal care management system which a nurse can hand carry into a patient's home for connection to standard telephone lines or other network interfaces. In addition, CyberCare will provide network services to link these patients together into a common environment, where resources can be made available 24 hours a day seven days a week whenever the patient needs assistance.

      STATUS OF PATENTS AND/OR COPYRIGHTS. Two patent applications have been filed to protect the technology licenses granted CyberCare and several additional claims are being prepared for patent applications in the future. CyberCare has exclusive rights to those patents under its license agreements with The Georgia Tech Research Corporation and The Medical College of Georgia Research Institute. Based on recent communications between the Company's attorneys and the U.S. patent office, the Company believes that it is likely, although no assurance can be given, that the patent office will approve the majority of the claims which have been filed for CyberCare's key technologies, and that patents will be subsequently awarded.

COMPETITION.

       The primary competitors for CyberCare's products are small, privately held companies and none has established a major market position as of this time. Key differentiators between CyberCare and its competitors lie primarily in the network architecture CyberCare has built to serve this market. Unlike our known competitors, CyberCare is unique in the automatic collection, transmission, and logging of vital signs measurements to a central database where the information can be viewed by a caregiver on a real-time basis or whenever necessary. Known competitive systems require the manual entry of information. CyberCare believes it is unique in using TCP/IP protocols for the transmission of medical data in a two-way interactive voice and video session between patients and caregivers.

MARKETING.

       Studies now show that 1% of the U.S. population is responsible for 30% of all healthcare costs and that 1/3 to 1/2 of those costs are preventable through monitoring and intervention. CyberCare has created an internet-based healthcare delivery system for these high-cost chronically ill patients which would dramatically improve patient health while significantly reducing per-patient costs. CyberCare's customers are expected to be payers (insurance companies and health management organizations) who currently spend upwards of $70,000 per year for the care of each of these patients. CyberCare believes these prospects are highly motivated to reduce costs and will be strong candidates to purchase CyberCare equipment and services in the future. CyberCare intends to reach these prospects through two separate channels. The first channel is an indirect channel where CyberCare hopes to form partnerships with other companies who have relationships with customers CyberCare has targeted. The second channel will use CyberCare's direct sales force to contact the largest of these prospects. CyberCare believes that state Medicaid organizations, the military, Veterans' Administration, and major health management organizations will be among the prospects for its direct sales force.

DESCRIPTION OF PROPERTIES.

      CyberCare operates today in leased space at the Advanced Technology Development Center which is located on the campus of The Georgia Institute of Technology in Atlanta, Georgia. CyberCare also has a research and development contract with Georgia Tech for continued development of hardware and software capabilities for its products. The engineers at Georgia Tech who are providing those services for CyberCare are located at the Georgia Center for Advanced Telecommunications Technology where CyberCare also maintains a demonstration facility.

EMPLOYEES.

       On July 16, 1999, CyberCare employed approximately 15 persons, 4 of which are full time. To date, CyberCare has been able to recruit and retain qualified technical personnel and has good relations with its cmployees.

      GOVERNMENT REGULATIONS. CyberCare believes that its products will be subject to regulation by the Food and Drug Administration. CyberCare expects to file for 510-K approval by the Food and Drug Administration later in 1999. Since CyberCare uses vital signs measuring devices which are already approved by the FDA, CyberCare believes that obtaining this approval for its products will be accomplished in 90-120 days from the time application is made.

LEGAL PROCEEDINGS.

      CyberCare is presently not a party to any material litigation outside the ordinary course of business.

      ACCOUNTANT'S ATTENDANCE AT STOCKHOLDERS' MEETING. The Company does not anticipate that either its former accountants or its newly appointed accountants will not be present at the Stockholders meeting.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE EXCHANGE AGREEMENT AND THE ISSUANCE OF 7,250,000 SHARS OF COMMON STOCK CONTEMPLATED THEREBY, BY THE UNANIMOUS WRITTEN CONSENT OF ALL OF THE DIRECTORS AND HAS DETERMINED THAT THE TERMS OF THE EXCHANGE AGREEMENT ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ISSUANCE OF 7,250,000 SHARE OF COMPANY COMMON STOCK IN ORDER TO CONSUMMATE THE CYBERCARE ACQUISITION. YOUR PROXY WILL BE VOTED FOR APPROVAL UNLESS YOU SPECIFY OTHERWISE.

                                  PROPOSAL 3
                    AMENDMENT TO ARTICLES OF INCORPORATION
                                 NAME CHANGE

      GENERAL. The Board of Directors has approved, and recommends to the Stockholders for approval, an amendment to the Company's Articles of Incorporation which would change the corporate name of the Company from Medical Industries of America, Inc. to Cybr-Care, Inc.

      REASON FOR THE PROPOSAL. Consistent with the long range plans of the Board of Directors to further diversify the business activities of the Company in the medical e-commerce business and related medical internet industry, the Board has recommended a change in the name of the Company from Medical Industries of America, Inc. to Cybr-Care, Inc. in order to present a corporate identity which is not limited solely to the Company's present core business. Currently, the Company's core business consists of developing integrated medical delivery services by: providing diversified medical technologies; operating physical, occupational and speech therapy clinics; providing sleep apnea, diagnostic and treatment services; providing pharmaceutical services; and, providing international air ambulance transport services. The Board plans to diversify the Company's business activities through expansion or acquisition. Fox example, if the CyberCare acquisition proposal which is to be acted upon at the Annual Meeting is approved and implemented, the Company will expand its activities by acquisition to include design, development, modification and marketing of an interactive internet system that provides products and services to support the remote delivery of care, patient monitoring and education to the U.S. healthcare market and related operations. The proposal for the name change is not contingent upon approval of the CyberCare acquisition proposal. It is the intention of the Board to pursue the diversification of the Company's business through acquisition or expansion whether or not the present proposal is approved.

      The Board has selected and recommends to the Stockholders approval of the proposed name, Cybr-Care, Inc., based upon the Board's judgment that Cybr-Care, Inc. will present an identity which retains the Company's established reputation for quality and performance it its current core business while, at the same time, not limiting its corporate identity to its present business. The trading symbols for the Company's securities, "MIOA", for the Common stock will be changed to "CYBR" and the currently outstanding share certificates bearing the name Medical Industries of America, Inc. would continue to represent shares of the Company following the change in its name to Cybr-Care, Inc. If the proposal to change the name of the Company is approved by the Stockholders, the name change will be implemented by filing a name change amendment to the Company's Articles of Incorporation within thirty days after the Annual Meeting.

      VOTE NECESSARY TO APPROVE PROPOSAL. The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon is required to approve the amendment to the company's Articles of Incorporation to change the name of the Company from Medical Industries of America, Inc. to Cybr-Care, Inc. Shares of common stock that are designated to "abstain" and shares which are subject to broker non-votes with respect to approval of the name change will not be considered as votes cast with respect to approval of the name change.

THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSAL CHANGE THE COMPANY'S NAME TO CYBR-CARE, INC. AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS AMENDMENT. SUCH APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING.

                                  PROPOSAL 4
                     INCREASE IN AUTHORIZED CAPITAL STOCK

      GENERAL. The Company's Articles of Incorporation currently authorize the Company to issue up to 100,000,000 shares of common stock and 50,000,000 shares of "blank check" Preferred Stock with such designations, rights, and preferences as may be determined from time to time by the Board of Directors. The Board of Directors is empowered, without Stockholder approval, to designate and issue additional series of Preferred Stock with dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion. As of the Record Date, the Company had 29,260,885 shares of common stock issued and outstanding. Of the 50,000,000 shares of Preferred Stock authorized, only 272,500 shares are issued and outstanding and have been designated as Series B Preferred Stock.

      The Board of Directors is proposing an amendment to its Articles of Incorporation to increase the number of authorized common shares to 200,000,000 shares, $.0025 par value per share. If the proposal to increase the number of authorized common shares to 200,000,000 shares, $.0025 par value per share, is approved by the Stockholders, the increase in authorized common shares will be implemented by filing an amendment to the Company's Articles of Incorporation within thirty days after the Annual Meeting.

      PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT. All authorized but unissued shares of common stock will be available for issuance from time to time for any proper purpose approved by the Board of Directors (including issuances in connection with stock-based employee benefit plans, future stock splits or dividends and issuances to raise capital or effect acquisitions). There are currently no arrangements, agreements or understandings for the issuance or use of the additional shares of authorized common stock (other than issuances permitted or required under the Company's stock-based employee benefit plans or awards made pursuant to those plans). Other than as set forth in this Proxy, the Board of Directors does not presently intend to seek further Stockholder approval of any particular issuance of shares unless such approval is required by law or the rules of the Nasdaq Stock Market.

      Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future, and therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing Stockholders.

      The proposal could have an anti-takeover effect, although that is not its intention. For example, if the Company were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for the Company's Stockholders to realize a higher price for their shares than is generally available in the public markets. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

      VOTE NECESSARY TO APPROVE PROPOSAL. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting is necessary for approval of Proposal 3. Therefore, abstentions and broker non-votes effectively count as votes against the proposal.

THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSAL TO THE COMPANY'S ARTICLES OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS AMENDMENT. SUCH APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING.

                                  PROPOSAL 5
                     MEDICAL INDUSTRIES OF AMERICA, INC.
                       1999 INCENTIVE STOCK OPTION PLAN

      The Company believes it to be in its best interest to adopt the Medical Industries of America, Inc. 1999 Incentive Stock Option Plan. The purpose of this plan is to foster and promote financial success of the Company and increase stockholder value by strengthening the Company's capability to develop and maintain an outstanding management team and to encourage the performance of that team by the offering of financial incentives by way of an ownership interest in the Company. The plan will further allow the Company to attract and retain outstanding executive talent and to enable key employees to participate in the long-term growth and financial success of the Company.

      The Plan is intended to provide "incentive stock options" within the meaning of that terms under Section 422 of the Internal Revenue Code of 1986, as amended.

      The Compensation Committee will be empowered to grant options to key employees of the Company and its subsidiaries by considering the nature of the services rendered by the employee, present and potential contributions to the Company's success and other such factors as the Committee shall in its discretion deem relevant. The option price per share of common stock deliverable upon the exercise of an option under this plan shall be 100% of the fair market value of a share of common stock on the date the option is granted.

      The option shall be fully exercisable no sooner than Six (6) months of the date of the grant, however, in no event shall an option be exercised no later than Ten (10) years from the date of the grant. The aggregate fair market value as of the date the option is granted, shall not exceed $100,000 in any calendar year. Any proceeds of cash or property received by the Company from the sale of common stock pursuant to the options granted under this plan will be used for general corporate purposes.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ADOPTION OF THE MEDICAL INDUSTRIES OF AMERICA, INC. 1999 INCENTIVE STOCK OPTION PLAN AND RECOMMENDS A VOTE FOR THE ADOPTION OF THIS PROPOSAL. SUCH APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING.

                                  PROPOSAL 6
                     MEDICAL INDUSTRIES OF AMERICA, INC.
                1999 OFFICERS AND DIRECTORS STOCK OPTION PLAN

      The purpose of this plan is to foster and promote financial success of the Company and increase stockholder value by strengthening the Company's capability to develop and maintain an outstanding management team and to encourage the performance of that team by the offering of financial incentives by the way of an ownership interest in the Company. Further, the plan will allow the Company to attract and retain outstanding individuals willing to serve on the Board of Directors of the Company and to participate in the long-term growth and financial success of the Company.

      ELIGIBILITY. All members of the Company's Board of Directors and the Company's executive officers are eligible to receive grants of options .

      EXERCISE PRICE. The exercise price of each option is equal to the fair market value of the Company's common stock underlying the option, at the time of grant. The exercise price may be paid (i) in cash or by cashier's check, or (ii) by delivery of shares of common stock already owned by the Eligible Director or Executive Officer, which have a fair market value at the time of exercise, equal to the aggregate exercise price.

      NON-TRANSFERABILITY AND RESTRICTIONS ON EXERCISES. No option granted under the Officers and Directors Plan is transferable by the Eligible Director or Executive Officer otherwise than by will or the laws of descent and distribution. An option is only exercisable during the Eligible Director or Executive Officer's lifetime by the Eligible Director or Executive Officer. In the event of the Eligible Director or Executive Officer's death, the personal representative or the person who acquires the right to exercise the option by bequest or inheritance may exercise the options at any time during the lesser of
(i) the remaining term of the option, or (ii) one year from the date of the Eligible Director or Executive Officer's death. All options granted under the Officers and Director's Plan are not exercisable for a period of six (6) months after the date of grant, except in the case of an Eligible Director or Executive Officer's death or permanent disability, upon which event an option becomes immediately exercisable for a period equal to one year thereafter.

      TERM OF THE OPTIONS. All options granted under the Officers and Directors Plan expire, if not previously exercised, ten (10) years from the date of grant. If the Eligible Director or Executive Officer's membership on the

Board or employment terminates for any reason, any options held on such date terminate upon the lesser of (i) one year from the date of termination, or (ii) the remaining term of the option.

      TAX CONSEQUENCES. Under present tax law, the federal income tax treatment of options granted under the Officers and Directors Plan is as generally described below. Local and state tax authorities may also tax compensation awarded under the Officers and Directors Plan.

      All options granted under the Officers and Directors Plan are non-qualified stock options. Non-qualified stock options are all options which do not qualify for incentive stock option treatment under Section 422 of the Code. If a non-qualified stock option has a readily ascertainable fair market value at the time of grant, the optionee realizes ordinary income either (a) when his rights in the option becomes transferable; or (b) when the right to an option is not subject to a substantial risk of forfeiture. Ordinary income will be equal to the fair market value of the option less any amount paid by the optionee. If the option does not have an ascertainable fair market value at the time of grant, income is realized at the time the option is exercised. Such income would be the positive difference between the fair market value of the common stock received at the time of exercise and the exercise price paid. Upon the sale of the common stock received upon exercise, the difference between the sale price and the fair market value on the date of exercise will be treated as capital gain or loss.

      The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as an optionee is required to recognize ordinary income as described above. To the extent an optionee realizes capital gains as described above, the Company will not be entitled to any deduction for Federal income tax purposes.

      The foregoing discussion does not purport to be a complete summary of the effects of Federal income taxation upon holders of options or upon the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside.

      ANTI-DILUTION PROVISIONS. In the event of a change, such as a stock split or stock dividend, in the Company's capitalization, which results in a change in the number of outstanding shares of common stock, without receipt of consideration, an appropriate adjustment will be made in the exercise price of, and the number of shares subject to, all outstanding options. An appropriate adjustment will also be made in the total number of shares authorized for issuance under the Officers and Directors Plan.

      RELOAD OPTIONS. The Officers and Directors Plan provides for the grant of reload options to an optionee who would pay all, or part of, an option exercise price by the delivery of shares of common stock already owned by such optionee, at the discretion of the Compensation Committee. Reload options would be granted for each share so tendered. The exercise price of such reload options is the fair market value of the common stock on the date the original option is exercised. All other terms of the reload options are identical to the terms of the original option.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ADOPTION OF MEDICAL INDUSTRIES OF AMERICA, INC. 1999 OFFICERS AND DIRECTORS STOCK OPTION PLAN AND RECOMMENDS A VOTE FOR THE ADOPTION OF THIS PROPOSAL. SUCH APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING.


                                  PROPOSAL 7
                     MEDICAL INDUSTRIES OF AMERICA, INC.
                      1999 EMPLOYEE STOCK PURCHASE PLAN

      The purpose of the plan is to provide employees of the Company and designated subsidiaries with opportunity to purchase common stock of the Company. This plan will foster and promote the financial success of the company and increase stockholder value by strengthening the Company's capability to develop and maintain an outstanding pool of employees and to encourage the performance of that pool of employees by offering the financial benefits of ownership interest in the Company. It is the intention of the Company to have the plan qualified as an Employee Stock Purchase Plan under Section 423 of Internal Revenue Code of 1986, as amended (the "Code").

      Generally, the plan will allow eligible employees to become participants by purchasing stock in the plan by way of payroll deduction. The employee may elect to purchase not less than One Percent (1%) and not more than Fifteen Percent (15%) of their compensation on each payday. The employees will be allowed to purchase the stock at Eighty-Five Percent (85%) if the fair market value of the share of company stock on the particularly defined dates. The employees are allowed to withdraw their participation in the plan in certain circumstances. All contributions received or held by the Company under the plan may be used by the Company for any corporate purpose.

      TAX CONSEQUENCES. The plan is intended to comply with the requirements governing employee stock purchase plans set forth in the Code. Certain favorable tax consequences are afforded to purchasers of stock pursuant to an employee stock purchase plan meeting those requirements. If a participant acquires stock under such a plan and holds it for a period of more than two years from the date the option is granted and more than one year from the date the option is exercised, he would not realize any ordinary income on exercise but would realize ordinary income upon disposition of such stock to the extent of the excess of the fair market value of such stock at the time the option was granted over its option price (which in the plan would be the amount of the 15% reduction in price), and he would report any additional gain as capital gain. If such stock is disposed of when its fair market value is less than its fair market value at the time the option was granted, the amount of ordinary income is limited to the excess of the fair market value at the time of disposition over the option price. Neither the grant of an option under an employee stock purchase plan meeting the requirements in the Code nor the exercise of such an option has tax consequences to the Company. If a participant disposes of stock acquired pursuant to such an option within two years from the date the option is granted or one year from the date the option is exercised, he must report as ordinary income the difference between the option price and the fair market value of the stock at the time the option was exercised, and the Company may take an income tax deduction in that amount.

 THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS PROPOSAL FOR THE ADOPTION OF THE MEDICAL INDUSTRIES OF AMERICA, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN AND RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL. SUCH APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING.


                                  PROPOSAL 8
                          CHANGE IN ACCOUNTING FIRMS
              APPOINTMENT OF ERNST & YOUNG, LLP AS OUR AUDITORS

      Ernst and Young, LLP was engaged on June 1, 1999 as the Company's independent certified public accountants. Grant Thornton LLP has declined to stand for re-election as the Company's independent certified public accountants, effective May 10, 1999.

      There were no reportable events and no disagreements between the Company and Grant Thornton on any matter of accounting principle or practice, financial statement disclosure, auditing scope, procedure or otherwise. The decision to change accounting firms was approved by the Company's Board of Directors.

      In the event the appointment of Ernst and Young, LLP as the Company's independent public accountants for the fiscal year ended 1999 is not ratified by the Stockholders, the adverse vote will not be considered as a direction to the Board of Directors to select other auditors for the following year as this proposal is merely a ratification of the Board's previous action.

      The Company does not anticipate that either its former accountants or its newly appointed accountants will be present at the Stockholders meeting.


THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CHANGE IN ACCOUNTING FIRMS AND RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL. SUCH APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING.

                                  PROPOSAL 9
                  AMENDMENT TO AIR RESPONSE MERGER AGREEMENT

      GENERAL. Effective February 28, 1999, the Company through one of its wholly-owned subsidiaries completed a merger with Air Response, Inc. ("Air Response") and its stockholders. Air Response is in the air ambulance and charter business. Air Responses principal executive officers are located at 7211 South Peoria Street, Suite 200, Englewood, Colorado 80112. The Company filed Form 8-K/A with the Securities and Exchange Commission with respect to this transaction on June 21, 1999. The Company consummated the Air Response transaction for the purpose of expanding its air ambulance business, capturing a significant portion of the air ambulance retail market and benefiting from the economies of scale associated with the consolidation of its other air ambulance operations.

      TERMS OF TRANSACTION. Pursuant to merger agreement, the former stockholders of Air Response received, at closing, 3,866,667 shares of the Company's common stock, par value $.0025, and are entitled to earn additional monies in the event the Company's air ambulance subsidiaries, on a consolidated basis, meets certain earning targets. The additional monies earned, if any, are payable to the former stockholders of Air Response in the form of series of promissory notes accruing interest at 9.5% annually. These earn-out notes are secured by the issued and outstanding capital stock of Air Response North, Inc., the surviving company. Interest on the earn-out notes is paid on a quarterly basis, in arrears, commencing at the end of the second calendar quarter following the closing date and is subject to adjustment at the end of each earnings period. Two Hundred Thousand Dollars of the principal face value (or if such earn-out note is less than $200,000.00 the entire principal amount) plus all accrued but unpaid interest on the earn-out note for the first earnings period will be paid on May 30, 2001. The remaining unpaid principal, if any, on the earn-out notes for the first earnings period together with the principal face value of earn-out notes for the second and third earnings period together with all accrued but unpaid interest on the earn-out notes will be due and payable on the August 31, 2002. The earn-out notes may be prepaid by the Company at any time without penalty or additional interest. This transaction was approved by the Board of Directors of the Company.

        PURPOSE AND EFFECT OF PROPOSAL. The Air Response transaction was consummated subject to the condition that the Company present to its Stockholders, for approval, a proposal that the earn-out notes which may be earned by the former stockholders of Air Response be replaced by convertible notes (the "debentures"). The debentures would contain identical terms and conditions as the earn-out notes, except for a conversion feature. The debentures, if earned and as proposed, would be convertible, at the option of the holder, into shares of restricted common stock of the Company at a price of $1.00 per share, which was 33% higher than the market price per share at the time the transaction was negotiated. The maximum amount of shares which may be issued by way of these conversion rights would be limited to Two Million Nine Hundred Thousand (2,900,000) shares of restricted common stock of the Company.

      Nasdaq Rule 4460(i)(1)(D), of the Nasdaq Stock Market, Inc. Nasdaq Marketplace Rules (the "Nasdaq 20% Rule") requires certain companies (such as the Company) to seek approval of its stockholders if a transaction, in the aggregate, potentially results in the issuance of shares of its common stock which represents 20% or more of its outstanding stock immediately prior to such transaction. According to the records of the Company's Stock Transfer Agent, on February 28, 1999 (the effective date of merger with Air Response), the Company had 22,818,202 shares of common stock outstanding. As a result of the merger with Air Response, the Company issued 3,866,667 Shares of restricted common stock to the stockholders of Air Response. The earn-out provisions of the merger agreement may potentially result, if the debentures are fully earned and converted, in the issuance of an additional 2,900,000 shares of restricted common stock or 2,203,027 shares of stock in excess of the Nasdaq 20% Rule.

      The purpose of the issuance of the debentures in replacement of the earn-out notes is to provide the former stockholders of Air Response, with the opportunity to earn additional shares of the Company's common stock which the Company believes will foster and promote the financial success of the Company and its air ambulance operations and further encourage the performance of the former stockholders of Air Response, who are now executives of the Company and its air ambulance subsidiaries, by offering additional financial incentives.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT OF THE MERGER AGREEMENT TO ALLOW THE COMPANY TO ISSUE THE DEBENTURES TO THE FORMER STOCKHOLDERS OF AIR RESPONSE IN REPLACEMENT OF THE EARN-OUT NOTES WHICH WOULD OTHERWISE BE ISSUED PURSUANT TO THE EARN-OUT PROVISION OF THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL. SUCH APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING.


                                 PROPOSAL 10
                       CONNECTICUT CAPITAL MARKETS, LLC
                         $5,000,000 PRIVATE PLACEMENT

      GENERAL. The Company has entered into an agreement with Connecticut Capital Markets, LLC to act as placement agent offering on behalf of the to accredited investors up to 50 Units at a purchase price of $100,000 per Unit on as best efforts basis. In the event the placement agent obtains the $5,000,000 investment, they may offer up an additional 20 Units at $100,000 per Unit for a total investment of $7,000,000. Each Unit consists of a convertible debenture in the principal amount of $100,000 accruing interest at 10 percent and a warrant to purchase 50,000 shares of the Company's common stock. The Company is required to make its first interest payment on September 30, 2000 and semi-annually thereafter at a rate of 10 percent with the debentures maturing on September 30, 2002. The Company, at its option, may pay interest in shares of the Company's common stock. The number of shares paid is determined by dividing the interest payment by the average closing bid price of the Company's stock on the twenty days prior to the interest accrual date.

      The debenture and any accrued interest may be initially convertible into the Company's common stock at 80 percent of the closing bid price of the Company's stock on the date the Company receives the investors' subscription funds but in no event less than $1.00 (the "Conversion Price").

      If the Company's common stock is listed on a national market and is trading at two times the then applicable Conversion Price for the 22 consecutive trading days during the 30 day period prior to conversion, then the Company has the right to convert all or any portion of the debentures with any accrued interest into shares of the Company's common stock at the applicable Conversion Price.

      The Company may also redeem the debentures with any accrued interest after providing 30 days notice to the debenture holders. If the average bid price of the Company's common stock during any 22 consecutive trading days during the 30 day period prior to the redemption is less than two times the applicable Conversion Price, then as a protective incentive, the holders of the debenture will be entitled for a period of six months after such redemption to purchase additional nonregistered shares of the Company's common stock at the Conversion Price in effect on the Redemption Date. For example, if the Conversion Price is a $1.20 and a holder's Unit ($100,000) plus accrued interest of $10,000 is redeemed by the Company and the Company's common stock during any 22 consecutive trading days during the 30 day period prior to the date of redemption is less than $2.40 then, in such event, the holder of the Debenture will be entitled during the six month period to purchase 91,667 of the Company's common stock at $1.20 per share.

      The debentures will not be subordinated to any other debt obligations of the Company except secured debt obligations, existing and replacement revolving debt and non-convertible loans from lending institutions with over $500,000,000 in assets. The Company will be considered in default of its obligations under the debentures if it files for bankruptcy protection under the federal bankruptcy laws, enters into an agreement to sell all, or substantially all of its assets, defaults under the terms of the placement agency agreement, fails to use its reasonable best efforts to register with the Commission the shares of the Company's common stock issuable upon the exercise or conversion of the debentures or warrants within 90 days of the final closing of this offering (or fails to register such shares for any reason within one year of the final closing of this offering), fails to pay interest due on the debentures for 30 days or commits any other material default. If an event of default occurs, among other things, the interest rate on the debentures will increase to 14% until such default is cured.

      If the Company implements a reverse stock split of 1:5, or multiple splits which aggregate more than 1:5, prior to the conversion of any of the debentures then the owners of the debentures and warrants shall be protected so that any debenture or warrant that are outstanding as of the effective date of the reverse stock split will be no greater than 1:5. If the Company issues common stock, or securities convertible into its common stock (other than pursuant to obligations existing on July 1, 1999, acquisitions or mergers, options to officers or directors or pursuant to Proposal 11), at a lower price than the Conversion Price then in effect, the debenture and warrant owners are protected by way of a price reset mechanism so that they may convert their debentures and exercise their warrants at the lower price. A holder of a debenture may not engage in short sales of the Company's common stock.

      Each Unit includes a warrant which entitles the holder to purchase shares at 115% of the closing bid price of the Company's common stock on date the Company receives the investors subscription funds. The Company has the right to redeem the warrants if the Company gives the holder 30 days prior written notice and the average bid price of the Company's stock for 22 consecutive trading days exceeds two times the Conversion Price.

      The Company is required to use its reasonable best efforts to register resale within 90 days after the closing of the offering any shares which may be issued upon the conversion of the debentures, warrants or otherwise under this offering.

      As compensation for its services under this best efforts agreement, the placement agent will receive a sales commission of 8% of the aggregate purchase price of all Units sold by the placement agent and in addition, will receive a fee for its administrative and due diligence services provided in connection with the offering equal to 3% of the purchase price paid for all the Units sold. Additionally, the placement agent will receive a warrant to purchase 15,000 shares of common stock for each Unit or pro rata portion thereof sold in the offering. In the event the placement agent sells 30 Units, the agent will receive a $3,000 per month consulting fee for financial services rendered to the Company. The Company will indemnify the placement agent against any liability incurred with regard to misrepresentations made by the Company in connection with the offering.

      The offering will terminate on September 30, 1999 unless earlier terminated or extended to November, 1999 as may agreed by placement agent and the Company. The Company has the right to suspend or terminate the offering to accommodate the filing a registration statement. If the Company terminates the agreement with the placement agent due to the placement agent's inability to complete the offering by September 30, 1999, the Company agrees not to solicit financing from any party introduced by the placement agent for a period of 3 years without the placement agent's consent.

      The discount relative to the beneficial conversion feature of the debentures and warrants will be charged to interest expense in the Company's income statement as additional cost of the financing. This interest expense is deductible for income tax purposes.

      PURPOSE AND EFFECT OF PROPOSAL. The net proceeds received by the Company from this offering are expected to used primarily for financing the research and development of CyberCare, if that transaction is approved, or if not, other acquisitions of the Company and working capital.

      Rule 4460(i)(1)(D) of the Nasdaq Stock Market, Inc. Nasdaq Marketplace Rules require certain companies whose securities are traded on the Nasdaq SmallCap Market (such as the Company) to obtain stockholder approval prior to issuing common stock (or securities convertible into common stock) in a transaction other than a public offering at a price less than the market value of the common stock when the amount of common stock to be issued (or issuable upon conversion) is or will be greater than 20% of the common stock or voting power of the company outstanding prior to issuance. The initial sales of the debentures and warrants do not require stockholder approval pursuant to Rule 4460(i)(1)(D) because upon conversion of the debentures and warrants such shares would not breach the Company's obligation under the rules or regulations of the Nasdaq Stock Market, being a maximum of 19.99% of the then currently issued and outstanding common stock. The Company, however, must obtain Stockholder approval of this Proposal prior to the sale of such securities which, if converted, would exceed the 19.99% limitation.

      Assuming approval of this Proposal, the ultimate number of shares of common stock into which the debentures and warrants are convertible is unknown at this time. However, based upon (i) a closing bid price of $1.375 per share (the closing price of the Company's common stock on July 16, 1999, (ii) a conversion on July 16, 1999, and (iii) assuming the conversion of all debentures and warrants (i.e. 50 Units) at the applicable Conversion Price, the Company would issue an additional 7,045,455 shares of common stock. Such 7,045,455 shares of common stock would represent approximately 22.7 % of the currently issued and outstanding common stock, or approximately 18.5% of the Company's issued and outstanding common stock, giving proforma effect to such issuance. The amount of shares and percentage of common stock ultimately issuable upon conversion of all debentures and warrants may increase or decrease substantially.

      In the event that this offering potentially results in the issuance of common stock in excess of the maximum number of shares the Company can issue without prior Stockholder approval, the offering will be terminated. The Company is seeking the approval of the Stockholders prior to the closing of this offering to allow the issuance of the additional number of shares of common stock so as to remain in compliance with Nasdaq Rules.

      THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ISSUANCE OF THE DEBENTURES AND WARRANTS WITH RESPECT TO THIS OFFERING AND RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL. SUCH APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING.


                                 PROPOSAL 11
                              SWARTZ EQUITY LINE

      GENERAL. The Company has entered into a subscription agreement with Swartz Private Equity, LLC for the purchase, at the Company's option, of selling common shares in the Company up to an aggregate amount of $25,000,000 over a three year period. This equity line may be expanded up to $50,000,000 by subsequent agreement of the parties.

      Pursuant to an effective registration statement, which the Company will file with the Commission with respect to this transaction, the Company will have the right to sell common stock to Swartz at a price equal to the lesser of the lowest day trading price of the Company's common stock for the 10 days preceding the purchase date less $.10 or 91% of the low day trading price of the common stock of the Company for the six days immediately preceding the date of purchase. The Company has the right to establish a floor price under which it will not sell shares to Swartz, however, the floor price may not be greater than 85% of the closing bid price for the Company's common stock as of a specific date. Each transaction under this agreement may total up to $5,000,000 subject to certain volume limitations in the agreement and other limitations currently in effect by Nasdaq or any other exchange for which the Company shares may trade.

      For each purchase of the Company's shares by Swartz, Swartz shall receive warrants equal to 10% of the number of shares purchased at an exercise price of 115% of the closing bid price of the Company's stock on that date. These warrants shall have piggyback registration rights and mutually agreed upon reset provisions.

      As compensation for entering into this agreement with the Company, Swartz received warrants convertible into 425,000 shares of the Company's common stock with an exercise price equal to 115% of the average closing bid price on date prior to the execution of the preliminary agreement documents. The warrants have a five year term, piggyback registration rights and mutually agreed upon reset provisions. In addition, Swartz may receive additional warrants in the event the Company issues additional shares in conjunction with acquisitions consummated on or after May 13, 1999.

      If the Company conducts a reverse stock split during the first year of the agreement, then the warrants issued to Swartz in connection with entering into the agreement shall be protected. In the event a reverse stock split results in the number of common shares outstanding, of greater than 8,000,000 shares then the minimum amount of shares under the warrants issued to Swartz shall be 300,000. If the number of shares of common stock outstanding pursuant to reverse stock split is equal to or less than 8,000,000 shares then the minimum amount of shares under the warrants to Swartz will be 250,000. If a registration statement registering the shares sold in this offering has not been declared effective within six months of the original filing of the registration statement, then 40% of the warrants will be returned to the Company and the agreement with Swartz shall be cancelled.

      The Company agrees to sell to Swartz at least $1,000,000 of its common stock during each six month period after the effective date of the registration statement or the Company will pay Swartz a fee equal to $100,000 less 10% of the actual dollar amount of the shares sold to Swartz during such period. This non-usage fee may be paid with registered common stock of the Company. The Company will be entitled to six periodic suspensions of this offering which do not aggregate more than nine months to effect a secondary underwriting. The non-usage fee shall not be due during these suspensions. The non-usage fee will be cancelled in the event the Company is acquired by a third party. The Company may cancel its agreement with Swartz at any time by paying a fee of $200,000 less 10% of the aggregate dollar amount of shares sold to Swartz under the agreement prior to the cancellation.

      PURPOSE AND EFFECT OF PROPOSAL. The net proceeds received by the Company from this offering are expected to used primarily for financing development of the Company's e-commerce business and for acquisitions and working capital.

      Rule 4460(i)(1)(D) of the Nasdaq Stock Market, Inc. Nasdaq Marketplace Rules require certain companies whose securities are traded on the Nasdaq SmallCap Market (such as the Company) to obtain stockholder approval prior to issuing common stock (or securities convertible into common stock) in a transaction other than a public offering at a price less than the market value of the common stock when the amount of common stock to be issued (or issuable upon conversion) is or will be greater than 20% of the common stock or voting power of the company outstanding prior to issuance. The initial sales of the Company's common stock and warrants do not require stockholder approval pursuant to Rule 4460(i)(1)(D) because the sale of such shares and the conversion of the warrants would not breach the Company's obligation under the rules or regulations of the Nasdaq Stock Market, being a maximum of 19.99% of the then currently issued and outstanding common stock. The Company, however, must obtain Stockholder approval of this Proposal prior to the sale of such securities which would exceed the 19.99% limitation.

      If this offering potentially results in the issuance of common stock in excess of the maximum number of shares the Company can offer without prior stockholder approval, the offering will be terminated. The Company is seeking the approval of the Stockholders prior to the closing of the subscription to allow the issuance of the additional number of shares of common stock so as to remain in compliance with Nasdaq Rules.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ISSUANCE OF THE SHARES AND WARRANTS WITH RESPECT TO THIS OFFERING AND RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL. SUCH APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING.

                                 PROPOSAL 12
                                OTHER MATTERS

      The Board of Directors is aware of no other matters that are to be presented to Stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgement on such matters.

                               STOCK OWNERSHIP

      The following table and notes thereto set forth, as of July 16, 1999, certain information regarding beneficial ownership of the Company's common stock by (i) each person known by the Company to beneficially own more than 5% of the Company's common stock, (ii) each of the Company's directors and director nominees, (iii) each named executive officer, and (iv) all directors and officers of the Company as a group.

                                     Shares of        Percentage
NAME                               Common Stock(1)    of Class (1)
----                               ---------------    ------------
Michael F. Morrell (1)(2) ..          1,825,000           5.9%

Paul C. Pershes (1)(3) .....          1,700,000           5.5%

Linda Moore (1)(4) .........            227,000             *

Arthur Kobrin (1)(5) .......            225,000             *

E. Nicholas Davis III (1)(6)            300,000             1%

Theodore J. Orlando (1)(7) .            158,334             *

Terry Lazar (1)(8) .........            158,334             *

Glen Barber (1)(9) .........            158,334             *

Dana Pusateri (1)(10) ......            841,333           2.6%

Louis R. Capece, Jr. (1) ...          3,093,334           9.9%


All Directors and Officers
 as a group (9 persons).....          9,436,669          30.25%

*less than 1%

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from June 1, 1999 upon the exercise of options, and that person's options are assumed to have been exercised in determining such person's percentage ownership.

      (1) The business address of each of the beneficial owners is: 1903 S. Congress Ave., Suite 400, Boynton Beach, Florida 33426

      (2) Includes 825,000 shares of common stock that are issuable upon exercise of vested options. Does not include 300,000 unvested options, 160,000 shares of common stock that are issuable upon exercise of debentures and 79,992 shares of common stock that are issuable upon exercise of warrants. On February 11, 1998 Mr. Morrell exercised options to acquire 1,000,000 shares of common stock at a collective exercise price of $500,000, issuing the Company a promissory note in payment for the shares, which note contained the following terms: (i) repayment of principal with interest at the prime lending rate, (ii) pledge of the shares as collateral security for repayment of the loan, and (iii) repayment of the principal and interest upon the earlier to occur of the sale of the shares or February 11, 2002.

      (3) Includes 700,000 shares of common stock that are issuable upon exercise of vested options. Does not include 250,000 unvested options, 50,000 shares of common stock that are issuable upon exercise of debentures, and 25,000 shares of common stock that are issuable upon exercise of warrants. On February 11, 1998 Mr. Pershes exercised options to acquire 1,000,000 shares of common stock at a collective exercise price of $500,000, issuing the Company a promissory note in payment for the shares, which note contained the following terms: (i) repayment of principal with interest at the prime lending rate, (ii) pledge of the shares as collateral security for repayment of the loan, and (iii) repayment of the principal and interest upon the earlier to occur of the sale of the shares or February 11, 2002.

      (4) Ms. Moore is Senior Vice President and Secretary of the Company. Includes 127,000 shares of common stock that are issuable upon exercise of vested options. Does not include 25,000 unvested options, 20,000 shares of common stock that are issuable upon exercise of debentures and 10,008 shares of common stock that are issuable upon exercise of warrants.

      (5) Mr. Kobrin is Senior Vice President of Financial Operations of the Company. Includes 150,000 shares of common stock that are issuable upon exercise of vested options. Does not include 50,000 unvested options, 20,000 shares of common stock that are issuable upon exercise of debentures, and 10,000 shares of common stock that are issuable upon exercise of warrants.

      (6) Mr. Davis is Senior Vice President of Legal Affairs of the Company. Includes 200,000 shares of common stock that are issuable upon exercise of vested options.

      (7) Includes 158,334 shares of common stock that are issuable upon exercise of vested options. Does not include 66,666 unvested options, 20,000 shares of common stock that are issuable upon exercise of debentures, and 10,000 shares of common stock that are issuable upon exercise of warrants.

      (8) Includes 158,334 shares of common stock that are issuable upon exercise of vested options. Does not include 66,666 unvested options, 120,000 shares of common stock that are issuable upon exercise of debentures, and 60,000 shares of common stock that are issuable upon exercise of warrants.

      (9) Includes 158,334 shares of common stock that are issuable upon exercise of vested options. Does not include 66,666 unvested options.

      (10) Does not includes 100,000 shares of common stock that are issuable upon exercise of unvested options, 100,000 shares of common stock that are issuable upon exercise of debentures, and 50,000 shares of common stock that are issuable upon exercise of warrants.

                            EXECUTIVE COMPENSATION

      The following table sets forth the information with respect to each person who served in the capacity of chief executive officer during l998, and other officers of the Company whose total annual salary and bonus for the fiscal year ended December 31, 1998 exceeded $100,000 (collectively, the "Named Executive Officers"). These named Executive Officers receive other personal benefits in amounts less than 10% of their total annual salary and bonus.

COMPENSATION OF THE COMPANY OFFICERS.

      The following table sets forth the compensation awarded to, earned by or paid to the Company's Chief Executive Officer and other executive officers for services rendered to the Company during 1998 and 1997. No other person, who, during 1998 and 1997 served as an executive officer of the Company, had a total annual salary and bonus in excess of $100,000. Summary of Compensation Table.

                      Annual Compensation
                     ----------------------
                                                   Other                 LTIP
 Name & Principal            Salary                Annual               Payouts
     Position          Year    ($)   Bonus($)   Compensation   Options    ($)
-------------------------------------------------------------------------------

Michael F. Morrell(1) 1998  $160,000                            600,000
                      1997  $173,461                          1,500.000

Paul C. Pershes (2)   1998  $153,462                            500,000
                      1997  $104,808                          1,437,000

E. Nicholas Davis(3)  1998  $111,631                            200,000

A. Razzak Tai (4)     1997  $348,354                             50,000

(1)   Chief Executive Officer from August 1996 to present.

(2)   President and Chief Operating Officer from April 1997 to present.

(3)   Senior Vice President of Legal Affairs from June 1998 to present.

(4) Director and Director of Medicine of Florida Physicians Internet, Inc. from June 1997 and January 1997. Resigned in September 1998.President from April 1997 to present.

EMPLOYMENT AGREEMENTS.

      In January 1997, the Company signed an employment agreement with Michael Morrell. The term of the agreement is for four years and provides for annual salary of $150,000, the granting of 1,175,000 stock options at $.50 per share which have vested (1,000,000 of which were exercised in February 1998) and the payment of normal business expenses. On November 1, 1997, the Board of Directors approved an increase in salary to $200,000 per year and granted 300,000 stock options at $1.25 a share. In February 1998, 600,000 stock options were granted at $1.25 a share. The agreement was extended for one additional year. Mr. Morrell agreed to a 20% reduction in salary effective November 1, 1998, until such time as the Company achieves sufficient profitability or cash flow.

      In January 1997, the Company signed an employment agreement with Paul C. Pershes. The term of the agreement is for four years and provides for annual salary of $150,000, the granting of 1,175,000 stock options at $.50 per share which have vested (1,000,000 of which were received in February 1998) and the payment of normal business expenses. On November 1, 1997, the Board of Directors approved an increase in salary to $175,000 per year and granted 250,000 stock options at $1.25 a share. In February 1998, 500,000 stock options were granted at $1.25 a share. The agreement was extended for one additional year. Mr. Pershes agreed to a 20% reduction in salary effective November 1, 1998, until such time as the Company achieves sufficient profitability or cash flow.

      On June 16, 1997, the Company signed an employment agreement with Arthur Kobrin. The term of the agreement is for four years and provides for annual salary of $78,000, the granting of 100,000 stock options at $1.48 a share to be vested over a three year period, and the payment of normal business expenses. Effective February 8, 1998 the annual salary was increased to $100,000 and he received 150,000 stock options at $1.25 a share (75,000 options were exercised in February 1998). Effective November 1, 1998, Mr. Kobrin agreed to a 15% reduction in salary, until such time as the Company achieves sufficient profitability or cash flow.

      On November 6, 1996, the Company signed an employment agreement with Linda Moore. The term of the agreement is for five years and provides for annual salary of $80,000, the granting of 100,000 stock options at $.50 per share to be vested immediately (these options were exercised in February
1998), and the payment of normal business expenses. Effective February 8, 1998 the annual salary was increased to $100,000 and she received 150,000 stock options at $1.25 a share (25,000 options were exercised in February 1998). Effective November 1, 1998, Ms. Moore agreed to a 15% reduction in salary, until such time as the Company achieves sufficient profitability or cash flow.

      On March 15, 1998, the Company signed an employment agreement with E. Nicholas Davis III. The initial term of the agreement was for three (3) years and provides for annual salary of $125,000, the granting of 200,000 stock options at $1.25 per share all of which have vested and the payment of normal business expenses. Beginning November 1, 1998 and ending in May, 1999 Mr. Davis also took a 20% reduction in salary. This unpaid salary will be repaid upon the Company achieving sufficient profitability or having sufficient cash available. On February 5, 1999, the term of Mr. Davis' contract was extended to December 31, 2003.

      Effective October 15, 1998, YGHN signed an employment agreement with Dana Pusateri. The term of the agreement is for four years and provides for annual salary of $120,000, and the granting of up to 100,000 Company stock options at $.75 per share based on performance.

       The compensation of the officers and directors of the Company is reflected in Form 10KSB and Form 10QSB. Officers and directors compensation and options to acquire the Company's stock is subject to increase at the discretion of the Company's Compensation Committee and the Chief Executive Officer.

      The following tables show, as to the Named Executive Officers, certain information concerning stock options:

OPTION GRANTS DURING 1998 AND AGGREGATED FISCAL YEAR-END OPTION VALUE.

                                     Percent of
                     Number of     Total Options      Exercise
                     Securities      Granted to       or Base
                     Underlying      Employees         Price      Expiration
      Name             Options     in Fiscal Year      ($/SH)         Date
      ----           ----------    --------------     ---------   ----------
Michael F Morrell....  600,000          27.3            1.25        2/10/08

Paul C. Pershes......  500,000          22.7            1.25        2/10/08

E. Nicholas Davis III  200,000           9.1            1.25        2/10/08

(1)   Vesting date was revised on 10/24/97 from a three-year vest to immediate.

(2)   Price is at market value at vesting date.

(3) Does not include options to purchase 600,000 shares of the Company's common stock granted on 2/10/98 at an exercise price of $1.25 per share.

(4) Does not include options to purchase 500,000 shares of the Company's common stock granted on 2/10/98 at an exercise price of $1.25 per share.

(5) Does not include options to purchase 50,000 shares of the Company's common stock granted on 2/10/98 at an exercise price of $1.25 per share.

(6)   AGGREGATED OPTIONS EXERCISED IN 1998 AND 1998 OPTION VALUES

                                                Number of Securities
                                               Underlying Unexercised   Value of Unexercised In The
                       Shares                   Options at 12/31/98      Money Options at12/31/98
                      Acquired     Value    --------------------------  ---------------------------
     Name           On Exercise   Realized  Exercisable  Unexercisable  Exercisable  Unexercisable
     ----           -----------   --------  -----------  -------------  -----------  --------------
Michael Morrel....... 1,000,000        0       925,000        200,000       32,000        -0-

Paul C. Pershes...... 1,000,000        0       783,333                      32,000        -0-

E. Nicholas Davis III         0        0           -0-        200,000          -0-        -0-

Director Compensation for Last Fiscal Year

                      Cash Compensation                 Security Grants
                ------------------------------     --------------------------
                                                                 Number of
                                      Consulting                 Securities
                  Annual                 Fee/      Number of     Underlying
                 Retainer   Meeting      Other       Shares    Options/SARs
     Name         Fee ($)   Fees ($)    Fees ($)       (#)          (#)
     ----         -------   --------  ----------   ----------  ------------
Terry Lazar...       -      2,000(1)       -        50,000         50,000
Glen Barber...       -      1,000(1)       -        50,000         50,000
Theodore J.
  Orlando.....       -      2,000(1)       -        50,000         50,000

(1) The Directors had fourteen meetings during 1998, of which twelve were telephonic meetings. The Directors receive $1,000 for each meeting they attend, up to a maximum of $5,000. The Directors are also awarded stock options for other meetings and work performed.

LONG-TERM EMPLOYEE PLANS

      The Company does not have any long-term incentive plans.

                             COST OF SOLICITATION

      The Company will bear the cost of the solicitation of proxies from its Stockholders. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company in person or by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. Arrangements are also being made with brokerage houses and any other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Company, and the Company will reimburse such brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

                DEADLINE FOR FUTURE PROPOSALS OF STOCKHOLDERS

      Proposals of Stockholders of the Company which are intended to be presented by such Stockholders at the 2000 Annual Meeting must be received by the Company no later than __________, 1999 in order to have them included in the proxy statement and form of proxy relating to that meeting.

      The Company's by-laws require a Stockholder to give advance notice of any business, including the nomination of candidates for the Board of directors, that the Stockholder wishes to bring before a meeting of the Stockholders of the Company. In general, for business to be brought before an annual meeting by a Stockholder, written notice of the Stockholder proposal or nomination must be received by the secretary of the Company not less than 90 days nor more than 120 days before the meeting, or if the Company gives less than 40 days, notice of the meeting date , written notice of the stockholder proposal or nomination must be received within ten days after the meeting date is announced. With respect to Stockholder proposals, the Stockholder's notice to the secretary must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as such other information set forth in the Company's by-laws or required by law. With respect to the nomination of a candidate for the Board of Directors by a stockholder, the stockholder's notice to the secretary of the Company must contain certain information set forth in the Company's by-laws about both the nominee and the Stockholder making the nominations.

      If a Stockholder desires to have a proposal included in the Company's proxy materials for the 2000 Annual Meeting of Stockholders and desires to have such proposal brought before the same Annual Meeting, the Stockholder must comply with the both sets of procedures described in the two immediately preceding paragraphs. Any required notices should be sent to Medical Industries of America, Inc. 1903 S. Congress Avenue, Suite 400 Boynton Beach, Florida 33426, Attention Secretary.

                                OTHER MATTERS

      Management is not aware of any other matters to be presented for action at the meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents, which have been filed by the Company with the Commission are incorporated herein by reference:

      1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1998, as amended on Form 10-KSB/A dated June 30, 1998;

      2. The Company's Current Report on Form 8-K filed April 23, 1999, as amended June 21, 1999;

      3. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998, as amended June 30, 1999;

      4. The Company's Current Report on Form 8-K filed June 1, 1999, as amended June 25, 1999;

      5.    The Company's Form S-3 Registration Statement, effective June 29,
            1999;

      6.    The Company's Current Report on Form 8-K filed July 19, 1999; and

      7. All documents subsequently filed hereto by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) prior to the Meeting Date.

      The Company will provide, without charge upon oral or written request, to each person whom this Proxy Statement is delivered, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents not specifically incorporated by reference above. Requests for such documents should be directed to the Company, Medical Industries of America, Inc. 1903 S. Congress Avenue, Suite 400 Boynton Beach, Florida 33426, Attention Secretary. In addition, the Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding issuers filed electronically with the Commission. The address of the site is http://www.sec.gov. Visitors to the site may access the documents incorporated by reference herein by searching the EDGAR data base on the site.

BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Linda Moore
                              Linda Moore, Secretary

___________, 1999
Boynton Beach, Florida

                                                                       EXHIBIT A

                       MEDICAL INDUSTRIES OF AMERICA, INC.
             DIRECTORS' AND EXECUTIVE OFFICERS' STOCK OPTION PLAN

                                    ARTICLE I
                                     PURPOSE

          The purpose of the Medical Industries of America, Inc. Directors' and Executive Officers' Stock Option Plan (the "Plan") is to secure for Medical Industries of America, Inc. and its stockholders the benefits arising from stock ownership by its Directors and Executive Officers. The Plan will provide a means whereby eligible Directors and Executive Officers may purchase shares of the common stock, $.0025 par value, of Medical Industries of America, Inc. pursuant to options granted in accordance with the Plan.

                                   ARTICLE II
                                   DEFINITIONS

          The following capitalized terms used in the Plan shall have the respective meanings set forth in this Article:

          2.1 "Board" shall mean the Board of Directors of Medical Industries of America, Inc.

          2.2 "Change of Control" shall mean the occurrence of any of the following acts:

                (a) The acquisition by any person, entity or "group" within the meaning of SS 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty (30%) percent or more of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; provided, however, the purchase by underwriters in a firm commitment public offering of the Company's securities shall not constitute a Change of Control; or

                (b) If the individuals who serve on the Company's Board as of ____, 1999 (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, any person who becomes a Director subsequent to ____, 1999, whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the Directors then compiling the Incumbent Board, shall for purposes of this Agreement be considered as if such person was a member of the Incumbent Board; or

                (c) Approval by the Company's stockholders of: (i) a merger, reorganization or consolidation whereby the Company's stockholders immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the combined voting power entitled to vote generally in the election of directors of the surviving entity's then outstanding voting securities; or (ii) liquidation or dissolution of the Company; or (iii) the sale of all or substantially all of the assets of the Company.

          2.3 "Common Stock" shall mean the common stock, $.0025 par value of the Company.

          2.4 "Company" shall mean Medical Industries of America, Inc. and any of its subsidiaries.

          2.5 "Director" shall mean any person who is a member of the Board of the Company.

          2.6 "Eligible Director" shall be any Director who is a member of the Board of the Company.

          2.7 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          2.8 "Exercise Price" shall mean the price per share at which an Option may be exercised.

          2.9 "Eligible Executive Officer" shall mean those persons in a position of control within the Company, including but not limited to President, Vice President, Secretary and Treasurer.

          2.10 "Fair Market Value" shall mean the closing price of a share of Common Stock on the principal securities exchange on which such Common Stock is traded on the last preceding business day prior to the date as to which Fair Market Value is being determined, or on the next preceding business day on which such Common Stock is traded, if no shares of Common Stock were traded on such date. If the Common Stock is not traded on a securities exchange, Fair Market Value shall be the closing sales price of the Common Stock as reported on the Nasdaq National Market System for the last preceding business day prior to the date on which Fair Market Value is to be determined or on the next preceding business day if the Common Stock was not traded on such date. If the Common Stock is not quoted on the Nasdaq National Market System, Fair Market Value shall be the average of the high bid and low asked prices of the Common Stock in the over-the-counter market on the last preceding business day prior to the day as of which Fair Market Value is being determined, or on the next preceding day on which such high bid and low asked prices were recorded. If the Common Stock is not publicly traded, Fair Market Value shall be determined by the Board, in good faith, but only during any period in which no equity security of the Company's is registered pursuant to SS 12 of the Exchange Act. In no case shall Fair Market Value be less than the par value per share of the Common Stock. Fair market value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

          2.11 "Option" shall mean an Option, including a Reload Option, to purchase shares granted pursuant to the Plan.

          2.12 "Option Agreement" shall mean the written agreement described in
Article VI herein.

          2.13 "Permanent Disability" shall mean the condition of an Eligible Director who is unable to participate as a member of the Board by reason of any medically determined physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.

          2.14 "Purchase Price" shall be the Exercise Price multiplied by the number of whole shares of Common Stock with respect to which an Option may be exercised.

          2.15 "Plan" shall mean this Medical Industries of America, Inc. Directors? Stock Option Plan.

          2.16 "Reload Option" means an option granted to an Eligible Director or Executive Officer equal to the number of shares of Common Stock delivered by the Eligible Director or Executive Officer to pay for the exercise of an Option as more fully described in Article XII - RELOAD OPTIONS.

                                   ARTICLE III
                                 ADMINISTRATION

          3.1 GENERAL. This Plan shall be administered by the Board in accordance with the express provisions of this Plan, subject to the restrictions contained in SS 16 of the Exchange Act.

          3.2 POWERS OF THE BOARD. The Board shall have full and complete authority to adopt such rules and regulations and to make all such other determinations not inconsistent with the Plan or SS 16 of the Exchange Act (once the Common Stock is registered pursuant to SS 12 of the Exchange Act), as may be necessary for the administration of the Plan.

          3.3 SECTION 16 COMPLIANCE. It is the intention of the Company that the Plan, and the administration of the Plan (once the Company's Common Stock is registered pursuant to SS 12 of the Exchange Act) comply in all respects with SS 16 of the Exchange Act and the rules and regulations promulgated thereunder. If any Plan provision, or any aspect of the administration of the Plan, is found not to be in compliance with SS 16 of the Exchange Act, the provision or administration shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Exchange Act.

                                   ARTICLE IV

                             SHARES SUBJECT TO PLAN

          Subject to adjustment in accordance with Articles VIII and XI an aggregate of 4,000,000 shares of Common Stock are reserved for issuance under the Plan. Shares of Common Stock reserved under this Plan may be either authorized, but unissued shares of Common Stock or reacquired shares of Common Stock. If an Option, or any portion thereof, shall expire or terminate for any reason without having been exercised in full, the unpurchased shares of Common Stock covered by such Option shall be available for future grants of Options.

                                    ARTICLE V
                                 TERMS OF OPTION

          Each Option shall be evidenced by a written Option Agreement executed by the Company and the Eligible Director or Eligible Executive Officer which shall specify the grant date, the number of shares of Common Stock subject to the Option, the Exercise Price and shall also include or incorporate by reference the substance of all of the following provisions and such other provisions consistent with this Plan as the Board may determine:

          5.1 TERM. The term of the Option shall be five (5) years from the grant date of each Option, subject to earlier termination in accordance with Articles V and IX of the Plan.

          5.2 RESTRICTION ON EXERCISE. No Option shall be exercisable until six
(6) months after the grant date, except in the case of the Eligible Director's or Eligible Executive Officer's death or permanent disability, upon which events the Option will become immediately exercisable. Thereafter, an Option, or any portion thereof, may be exercised until the earlier of the expiration of the option's term or termination of the Option in accordance with this Article V.

          5.3 EXERCISE PRICE. The Exercise Price for each share of Common Stock subject to an Option shall be the Fair Market Value of the Common Stock as determined in Section 2.10 herein.

          5.4 MANNER OF EXERCISE. An Option shall be exercised in accordance with its terms, by delivery of a written notice of exercise to the Company and payment of the full Purchase Price of the shares of Common Stock being purchased. An Eligible Director or Executive Officer may exercise an Option with respect to all or less than all of the shares of Common Stock for which the Option may then be exercised, but an Eligible Director or Executive Officer must exercise the Option in full shares of Common Stock.

          5.5 PAYMENT. The Purchase Price pursuant to an Option or portion thereof, may be paid:

                (a) in United States dollars, in cash or by check, bank draft or money order payable to the Company; or

                (b) by delivery of shares of Common Stock owned by an Eligible Director or Executive Officer which has an aggregate Fair Market Value on the date of exercise equal to the Purchase Price, subject to the provisions of SS 16(b) of the Exchange Act; or

                (c) to the extent authorized by the Board, or if specified in the Option being exercised, by a promissory note from optionee to the Company, upon such terms and conditions determined by the Board and secured by the Common Stock issuable upon exercise of the Option; or

                (d) by any combination of the above methods of payment.

          5.6 TRANSFERABILITY. No Option shall be transferable otherwise than by will or the laws of descent and distribution, and an Option shall be exercisable during the Eligible Director's or Eligible Executive Officer's lifetime only by the Eligible Director or Executive Officer, his guardian or legal representative.

          5.7 TERMINATION OF MEMBERSHIP ON THE BOARD. If an Eligible Director's or Eligible Executive Officer's employment or membership on the Board terminates for any reason, an Option held on the date of termination may be exercised in whole or in part at any time within one (1) year after the date of such termination (but in no event after the actual expiration of the term of the Option) and shall thereafter terminate.

                                   ARTICLE VI
                        GOVERNMENT AND OTHER REGULATIONS

          6.1 DELIVERY OF COMMON STOCK. The obligation of the Company to issue or transfer and deliver shares of Common Stock for exercised Options under the Plan shall be subject to all applicable laws, regulations, rules, orders and approvals which shall then be in effect.

          6.2 HOLDING OF STOCK AFTER EXERCISE OF OPTION. The Option Agreement shall provide that the Eligible Director or Executive Officer, by accepting such option, represents and agrees, for the Eligible Director or Executive Officer and his permitted transferees, that none of the shares of Common Stock purchased upon exercise of the Option shall be acquired with a view to any sale, transfer or distribution of the shares in violation of the Securities Act of 1933, as amended (the "Act") and the person exercising an Option shall furnish evidence satisfactory to that Company to that effect, including an indemnification of the Company in the event of any violation of the Act by such person.

                                   ARTICLE VII
                                 WITHHOLDING TAX

          The Company may, in its discretion, require an Eligible Director or Executive Officer to pay to the Company, at the time of exercise of an Option an amount that the Company deems necessary to satisfy its obligations, if any, to withhold federal, state or local income or other taxes (which for purposes of this Article VII includes an Eligible Director's or Eligible Executive Officer's FICA obligation) incurred by reason of such exercise. When the exercise of an Option does not give rise to the obligation to withhold federal income taxes on the date of exercise, the Company may, in its discretion, require an Eligible Director or Executive Officer to place shares of Common Stock received upon exercise of the Option in escrow for the benefit of the Company until such time as federal income tax withholding is required on amounts included in the Eligible Director's or Executive Officer's gross income as a result of the exercise of an Option. At such time, the Company, in its discretion, may require an Eligible Director or Executive Officer to pay to the Company an amount that the Company deems necessary to satisfy its obligation to withhold federal, state or local taxes incurred by reason of the exercise of the Option, in which case the shares of Common Stock will be released from escrow upon such payment by an Eligible Director or Executive Officer.

                                  ARTICLE VIII
                                   ADJUSTMENTS

          8.1 PROPORTIONATE ADJUSTMENTS. If the outstanding shares of Common Stock are increased, decreased, changed into or exchanged into a different number or kind of shares of Common Stock or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made to the maximum number and kind of shares of Common Stock as to which Options may be granted under this Plan. A corresponding adjustment changing the number or kind of shares of Common Stock allocated to unexercised Options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in the outstanding Options shall be made without change in the Purchase Price applicable to the unexercised portion of the Option with a corresponding adjustment in the Exercise Price of the shares of Common Stock covered by the Option. Notwithstanding the foregoing, there shall be no adjustment for the issuance of shares of Common Stock on conversion of notes, preferred stock or exercise of warrants or shares of Common Stock issued by the Board for such consideration as the Board deems appropriate.

          8.2 DISSOLUTION OR LIQUIDATION. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or more than 80% of the then outstanding shares of Common Stock of the Company to another corporation, the Company shall give to each Eligible Director or Executive Officer at the time of adoption of the plan for liquidation, dissolution, merger or sale either (1) a reasonable time thereafter within which to exercise the Option prior to the effective date of such liquidation or dissolution, merger or sale, or (2) the right to exercise the Option as to an equivalent number of shares of Common Stock of the corporation succeeding the Company or acquiring its business by reason of such liquidation, dissolution, merger, consolidation or reorganization.

                                   ARTICLE IX
                        AMENDMENT OR TERMINATION OF PLAN

          9.1 AMENDMENTS. The Board may at any time amend or revise the terms of the Plan, provided no such amendment or revision shall, unless appropriate stockholder approval of such amendment or revision is obtained:

                (a) materially increase the maximum number of shares of Common Stock which may be sold pursuant to Options granted under the Plan;

                (b) materially increase the benefits accruing to participants under the Plan;

                (c) materially modify the requirements as to eligibility for participants in the Plan.

          9.2 TERMINATION. The Board may suspend or terminate this Plan at any time. This Plan, unless sooner terminated, shall terminate on the tenth (10th) anniversary of its adoption by the Board. No Option may be granted under this Plan, while this Plan is suspended or after it is terminated.

          9.3 HOLDER OF CONSENT. No amendment, suspension or termination of the Plan shall, without the consent of the holder of Options, alter or impair any rights or obligations under any Option theretofore granted under the Plan.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

          10.1 PRIVILEGE OF STOCK OWNERSHIP. No Eligible Director or Executive Officer entitled to exercise any Option granted under the Plan shall have any of the rights or privileges of a stockholder of the Company with respect to any shares of Common Stock issuable upon exercise of an Option until certificates representing the shares of Common Stock shall have been issued and delivered.

          10.2 PLAN EXPENSES. Any expenses incurred in the administration of the Plan shall be borne by the Company.

          10.3 USE OF PROCEEDS. Payments received from an Eligible Director or Executive Officer upon the exercise of Options shall be used for general corporate purposes of the Company.

          10.4 GOVERNING LAW. The Plan has been adopted under the laws of the State of Florida. The Plan and all Options which may be granted hereunder and all matters related thereto, shall be governed by and construed and enforceable in accordance with the laws of the State of Florida as it then exists.

          10.5 GENDER AND NUMBER. Except as otherwise indicated by the context, reference to the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

          10.6 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

                                   ARTICLE XI
                    STOCKHOLDER APPROVAL AND EFFECTIVE DATE

          The Plan shall be submitted for approval by the holders of the outstanding voting stock of the Company within twelve (12) months from the date the Plan is adopted by the Board; provided, however, that if such vote was not solicited substantially in accordance with the rules and regulations, if any, in effect under SS 14(a) of the Exchange Act, at the time of such vote, the Company will furnish in writing to the holders of record of the securities entitled to vote for the Plan, substantially the same information concerning the Plan which would be required by the rules and regulations in effect under SS 14(a) of the Exchange Act, as if proxies to be voted with respect to the approval or disapproval of the Plan were then being solicited, on or prior to the date of the first annual meeting of security holders held subsequent to the later of (i) the first registration of an equity security under SS 12 of the Exchange Act; or
(ii) the acquisition of an equity security for which an exemption is claimed. The Plan shall be deemed approved by the holders of the outstanding voting stock of the Company by the affirmative vote of the holders of a majority of the voting shares of the Company represented and voting at a duly held meeting at which a quorum is present. Any Options granted under the Plan prior to obtaining such stockholder approval shall be granted under the conditions that the Options so granted (i) shall not be exercisable prior to such approval, and (ii) shall become null and void if such stockholder approval is not obtained.

                                   ARTICLE XII
                                 RELOAD OPTIONS

          12.1 RELOAD OPTION. Whenever the optionee holding any Option outstanding under the Plan (including Reload Options granted under this Article
XII) exercises the Option and makes payment of the Exercise Price pursuant to
Section 6.5(b) by tendering Common Stock previously held by the optionee, then the Company shall grant at the sole discretion of the compensation committee of the Board, a Reload Option for the number of shares of Common Stock that is equal to the number of shares tendered by the optionee on payment of the Exercise Price of the Option being exercised.

          12.2 RELOAD OPTION EXERCISE PRICE. The Reload Option Exercise Price per share shall be an amount equal to the Fair Market Value per share of the Company's Common Stock determined as of the date of receipt by the Company of the notice by optionee to exercise the Option.

          12.3 TERM OF RELOAD OPTION. The exercise period of the Reload Option shall expire, and the Reload Option shall no longer be exercisable, on the later of (i) expiration date of the original surrendered Option, or (ii) one year from the date of grant.

          12.4 RESTRICTION ON EXERCISE. Any Reload Option granted under this
Article XII shall vest immediately, but shall not be exercisable until the end of six months after the date of its issuance, except in the case of the death or permanent disability of the optionee, upon which event the Reload Option will become immediately exercisable.

          12.5 OTHER TERMS OF RELOAD OPTIONS. All other terms of the Reload Options granted hereunder shall be identical to the terms and conditions of the original Option, the exercise of which gives rise to the grant of the Reload Option.

                                                                       EXHIBIT B

                      MEDICAL INDUSTRIES OF AMERICA, INC.
                       1999 INCENTIVE STOCK OPTION PLAN


1.  ADOPTION AND PURPOSE

    Medical Industries of America, Inc., a Florida corporation (the "Company"), hereby adopts this Medical Industries of America, Inc. 1999 Incentive Stock Option Plan, as hereinafter set forth (the "Plan"), subject to stockholder approval. The purpose of the Plan is to foster and promote the financial success of the Company and materially increase stockholder value by (a) strengthening the Company's capability to develop and maintain an outstanding management team, (b) motivating superior performance by the management team, (c) encouraging and providing for obtaining an ownership interest in the Company, (d) attracting and retaining outstanding executive talent by providing incentive compensation opportunities competitive with other companies, and (e) enabling key employees to participate in the long-term growth and financial success of the Company. The Plan is intended to provide "incentive stock options" within the meaning of that term under
    Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Any proceeds of cash or property received by the Company for the sale of Medical Industries of America, Inc. common stock, $.0025 par value (the "Common Stock") pursuant to options granted under this Plan will be used for general corporate purposes.

2.  ADMINISTRATION

    2.1 The Plan shall be administered by a committee (the "Compensation Committee") appointed by the Board of Directors of the Company (the "Board") and composed of at least two Board members or the Board of Directors. If the Plan is administered by the Compensation Committee, it shall meet the plan administration requirements described under Rule 16b-3(c)(2) promulgated under the Securities Exchange Act of 1934 [see 17 CFR Section 240.16b-3(c)(2)] or any similar rule which may subsequently be in effect. Any vacancy on the Compensation Committee shall be filled by the Board.

    2.2 Subject to the express provisions of the Plan, the Compensation Committee shall have the sole and complete authority to (a) determine key employees to whom awards hereunder shall be granted, (b) make awards in such form and amounts as it shall determine, (c) impose such limitations and conditions upon such awards as it shall deem appropriate, (d) interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, (e) determine the terms and provisions of the respective participants' agreements (which need not be identical), and (f) make such other determinations as it deems necessary or advisable for the administration of the Plan. The decisions of the Compensation Committee on matters within their jurisdiction under the Plan shall be conclusive and binding on the Company and all other persons. No members of the Board or the Compensation Committee shall be liable for any action taken or determination made in good faith.

    2.3 All expenses associated with the Plan shall be paid by the Company or its Subsidiaries.

    2.4 As used in this Section and wherever used in this Plan, the term "Subsidiary" shall mean a corporation (other than the Company) in which the Company directly or indirectly controls 50% or more of the combined voting power of all stock of that corporation.

3.  ELIGIBILITY

    The Compensation Committee may grant options to purchase Common Stock under this Plan (referred to as "Options") only to key employees of the Company or its Subsidiaries. The Compensation Committee shall determine, within the provisions of the Plan, those key employees to whom, and the times at which, Options shall be granted. In making such determinations, the Compensation Committee may take into account the nature of the services rendered by the employee, his or her present and potential contributions to the Company's success, and such other factors as the Compensation Committee in its discretion shall deem relevant. Grants may be made to the same individual on more than one occasion. An employee of the Company who is granted Options pursuant to this Plan shall be referred to as a "Participant."

4.  GRANTING OF OPTIONS

    4.1 POWERS OF THE COMPENSATION COMMITTEE. The Compensation Committee shall determine, in accordance with the provisions of the Plan, the duration of each Option, the exercise price (i.e. Option price) under each Option, the time or times within which (during the term of the Option) all or portions of each Option may be exercised, and whether cash, Common Stock, or other property may be accepted in full or partial payment upon exercise of an Option.

    4.2 NUMBER OF OPTIONS. As soon as practicable after the date an employee is determined to be eligible under Section 3 hereof, the Compensation Committee may, in its discretion, grant to such eligible employee a number of Options determined by the Compensation Committee.

5.  COMMON STOCK

Each Option granted under the Plan shall be convertible into one (1) share(s) of Common Stock, unless adjusted in accordance with the provisions of Section 7 hereof. Options may be granted for a number of shares not to exceed, in the aggregate, 2,000,000 shares of Common Stock, subject to adjustment pursuant to
Section 7 hereof. For purposes of calculating the maximum number of shares of Common Stock that may be issued under the Plan, (i) all the shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when cash is used as full payment for shares issued upon the exercise of an Option, and (ii) shares tendered by a Participant as payment for shares issued upon exercise of an Option shall be available for issuance under the Plan. Upon the exercise of an Option, the Company may deliver either authorized but unissued shares, treasury shares, or any combination thereof. In the event that any Option granted under the Plan expires unexercised, or is surrendered by a Participant for cancellation, or is terminated or ceases to be exercisable for any other reason without having been fully exercised, the Common Stock theretofore subject to such Option shall again become available for new Options to be granted under the Plan to any eligible employee (including the holder of such former Option) at an Option price determined in accordance with Section 6.2 hereof, which price may then be greater or less than the Option price of such former Option. No fractional shares of Common Stock shall be issued, and the Compensation Committee shall determine the manner in which fractional share value shall be treated.

6.  REQUIRED TERMS AND CONDITIONS OF OPTIONS

    6.1 AWARD OF OPTIONS. The Compensation Committee may, from time to time and subject to the provisions of the Plan and such other terms and conditions as the Compensation Committee may prescribe, grant to any Participant in the Plan one or more "incentive stock options" (intended to qualify as such under the provisions of Section 422 of the Code) to purchase for cash or shares the number of shares of Common Stock allotted by the Compensation Committee. The date an Option is granted shall mean the date selected by the Compensation Committee as of which the Compensation Committee allots a specific number of shares to a Participant pursuant to the Plan. Except as otherwise provided in
        Section 6.4, Options shall not be granted to any owner of 10% or more of the total combined voting power of the Company and its Subsidiaries.

    6.2 OPTION PRICE. Except as otherwise provided in Section 6.4, the option price per share of Common Stock deliverable upon the exercise of an Option shall be 100% of the "Fair Market Value" of a share of Common Stock on the date the Option is granted. For purposes of this Plan, Fair Market Value shall mean as of any date and in respect of any share of Common Stock, the closing price on such date or on the next business day, if such date is not a business day, of a share of Common Stock last reported on the principal national securities exchange on which the Common Stock is listed or admitted to trade, provided that, if shares of Common Stock shall not have been traded on such securities exchange for more than 10 days immediately preceding such date or if deemed appropriate by the Compensation Committee for any other reason, the Fair Market Value of shares of Common Stock shall be as determined by the Compensation Committee in such other manner as it may deem appropriate. In no event shall the Fair Market Value of any share of Common Stock be less than its par value.

    6.3 TERM AND EXERCISE. Each Option shall be fully exercisable six months from the date of its grant except in the event of the Participant's death or "disability" (within the meaning of Section 22(e)(3) of the Code) or unless a shorter period is provided by the Compensation Committee or another Section of this Plan. Except as otherwise provided in Section 6.4, each Option may be exercised during a period of 10 years from the date of grant thereof.

    6.4 TEN PERCENT SHAREHOLDER. Notwithstanding anything to the contrary in this Plan, Options may be granted to any owner of 10% or more of the total combined voting power of the Company and its Subsidiaries (i) if the Option price is at least 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted, and (ii) the Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

    6.5 MAXIMUM AMOUNT OF OPTION GRANT. The aggregate Fair Market Value (determined on the date the Option is granted) of Common Stock subject to an Option granted to a Participant by the Compensation Committee in any calendar year shall not exceed $100,000.

    6.6 METHOD OF EXERCISE. Options may be exercised by giving written notice to the President of the Company, stating the number of shares of Common Stock with respect to which the Option is being exercised and tendering payment thereof. In lieu of part or all of a cash payment, the Compensation Committee may permit payment in Common Stock, valued at fair market value (as determined by the Compensation Committee) on the date of exercise. Payment for Common Stock, whether in cash or in other shares of Common Stock, shall be made in full at the time that an Option, or any part thereof, is exercised.

7.  ADJUSTMENTS

    7.1 The aggregate number or type of shares of Common Stock with respect to which Options may be granted hereunder, the number or type of shares of Common Stock subject to each outstanding Option, and the Option price per share for each such Option may all be appropriately adjusted, as the Compensation Committee may determine, for any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of shares whether through reorganization, recapitalization, consolidation, payment of a share dividend, or other similar increase or decrease.

    7.2 Subject to any required action by the stockholders, if the Company shall be a party to a transaction involving a sale of substantially all its assets, a merger, or a consolidation, any Option granted hereunder shall pertain to and apply to the securities to which a holder of Common Stock would be entitled to receive as a result of such transaction; provided, however, that all unexercised Options under the Plan may be canceled by the Company as of the effective date of any such transaction by giving notice to the holders of such Options of its intention to do so, and by permitting the exercise of such Options during the 30-day period immediately after the date such notice is given.

    7.3 In the case of dissolution of the Company, every Option outstanding hereunder shall terminate; provided, however, that each Option holder shall have 30 days' prior written notice of such event, during which time he shall have a right to exercise his partly or wholly unexercised Options.

    7.4 On the basis of information known to the Company, the Compensation Committee shall make all determinations under this Section 7, including whether a transaction involves a sale of substantially all the Company's assets; and all such determinations shall be conclusive and binding on the Company and all other persons.

8.  OPTION AGREEMENTS

    Each award of Options shall be evidenced by a written agreement, executed by the employee and the Company, which shall contain such restrictions, terms and conditions as the Compensation Committee may require in accordance with the provisions of this Plan. Option agreements need not be identical. The certificates evidencing the shares of Common Stock acquired upon exercise of an Option may bear a legend referring to the terms and conditions contained in the respective Option agreement and the Plan, and the Company may place a stop transfer order with its transfer agent against the transfer of such shares. If requested to do so by the Compensation Committee at the time of exercise of an Option, each Participant shall execute a certificate indicating that he is purchasing the Common Stock under such Option for investment and not with any present intention to sell the same.

9.  LEGAL AND OTHER REQUIREMENTS

    The obligation of the Company to sell and deliver Common Stock under Options shall be subject to all applicable laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933, if deemed necessary or appropriate by the Board, of the Common Stock reserved for issuance upon exercise of Options. In the case of officers or other persons subject to
    Section 16(b) of the Securities Exchange Act of 1934, the Compensation Committee may at any time impose any limitations upon the exercise, delivery and payment of any Option which, in the Compensation Committee's discretion, are necessary in order to comply with Section 16(b) and the rules and regulations thereunder. A participant shall have no rights as a stockholder with respect to any shares covered by an Option, or exercised by him, until the date of delivery of a stock certificate to him for such shares. No adjustment other than pursuant to Section 7 hereof shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is delivered.

10. NON-TRANSFERABILITY

    During the lifetime of an optionee, any Option granted to him shall be exercisable only by him or by his guardian or legal representative. No Option shall be assignable or transferable, except by will, by the laws of descent and distribution, or pursuant to certain divorce decrees. The granting of an Option shall impose no obligation upon the optionee to exercise such Option or right.

11. NO CONTRACT OF EMPLOYMENT

    Neither the adoption of this Plan nor the grant of any Option shall be deemed to obligate the Company or any subsidiary of the Company to continue the employment of any employee for any particular period, nor shall the granting of an Option constitute a request or consent to postpone the retirement date of any employee.

12. INDEMNIFICATION OF COMPENSATION COMMITTEE

    In addition to such other rights of indemnification as they may have as members of the Board or the Compensation Committee, the members of the Compensation Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding (or in connection with any appeal therein), to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Compensation Committee member is liable for gross negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding a Compensation Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

13. WITHHOLDING TAXES

    Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the grantee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may issue or transfer such shares of Common Stock net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred.

14. LEAVES OF ABSENCE

    The Compensation Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any Option. Without limiting the generality of the foregoing, the Compensation Committee shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan and (ii) the impact, if any, of any such leave of absence on Options under the Plan theretofore made to any recipient who takes such leave of absence.

15. NEWLY ELIGIBLE EMPLOYEES

    Except as otherwise provided herein, the Compensation Committee shall be entitled to make such rules, regulations, determinations and awards as it deems appropriate in respect of any employee who becomes eligible to participate in the Plan.

16. RELOAD OPTION

    16.1 RELOAD OPTION. Whenever the optionee holding any Option outstanding under the Plan (including Reload Options granted under this Section 16) exercises the Option and makes payment of the Exercise Price pursuant to Section 6.2 by tendering Common Stock previously held by the optionee, then the Company shall grant, at the sole discretion of the Compensation Committee, a Reload Option for the number of shares of Common Stock that is equal to the number of shares tendered by the optionee on payment of the Exercise Price of the Option being exercised.

    16.2 RELOAD OPTION EXERCISE PRICE. The Reload Option Exercise Price per share shall be an amount equal to the Fair Market Value per share of the Company's Common Stock determined as of the date of receipt by the Company of the notice by optionee to exercise the Option.

    16.3 TERM OF RELOAD OPTION. The exercise period of the Reload Option shall expire, and the Reload Option shall no longer be exercisable, on the later of (i) expiration date of the original surrendered Option, or
         (ii) one year from the date of grant.

    16.4 RESTRICTION ON EXERCISE. Any Reload Option granted under this Section 16 shall vest immediately, but shall not be exercisable until the end of six months after the date of its issuance, except in the case of the death or permanent disability of the optionee, upon which event the Reload Option will become immediately exercisable.

    16.5 OTHER TERMS OF RELOAD OPTIONS. All other terms of the Reload Options granted hereunder shall be identical to the terms and conditions of the original Option, the exercise of which gives rise to the grant of the Reload Option.

17. TERMINATION AND AMENDMENT OF PLAN

    The Board, acting by a majority of its members (exclusive of Board members who are not eligible to be appointed to the Compensation Committee as described in Section 2.1) without further action on the part of the stockholders, may from time to time alter, amend or suspend the Plan or any Option granted hereunder or may at any time terminate the Plan; provided, however, that the Board may not:

    (a) change the total number of shares of Common Stock available for Options under the Plan (except as provided in Section 7 hereof);

    (b) extend the duration of the Option;

    (c) increase the maximum term of Options;

    (d) decrease the Option price or otherwise materially increase the benefits accruing to Participants under the Plan; or

    (e) materially modify the eligibility requirements of the Plan;

    and provided further that no such action shall materially and adversely affect any outstanding Options without the consent of the respective optionees.

18. GENDER AND NUMBER

    Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender and vice versa, and the singular shall include the plural and the plural shall include the singular.

19. GOVERNING LAW

    The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Florida.

20. EFFECTIVE DATE OF PLAN

    The Plan shall become effective upon adoption by the Board.

                                                                       EXHIBIT C


                      MEDICAL INDUSTRIES OF AMERICA, INC.

                         EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the 1999 Employee Stock Purchase Plan of Medical Industries of America, Inc.

1. PURPOSE. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.    DEFINITIONS.

      1)    "BOARD" shall mean the Board of Directors of the Company.

      2)    "CODE" shall mean the Internal Revenue Code of 1986, as amended.

      3)    "COMMON STOCK" shall mean the Common Stock of the Company.

      4) "COMPANY" shall mean Medical Industries of America, Inc., a Florida corporation.

      5) "COMPENSATION" shall mean all regular straight time gross earnings and commissions, and shall not include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

      6) "CONTINUOUS STATUS AS AN EMPLOYEE" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or re-employment upon the expiration of such leave is guaranteed by contract or statute.

      7) "CONTRIBUTIONS" shall mean all amounts credited to the account of a participant pursuant to the Plan.

      8) "DESIGNATED SUBSIDIARIES" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

      9) "EMPLOYEE" shall mean any person, including an Officer, who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries.

      10) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, amended.

      11) "EXERCISE DATE" shall mean the last day of each offering period of the Plan.

      12) "PURCHASE DATE" shall mean the last day of each Purchase Period of the Plan.

      13) "OFFERING DATE" shall mean the first business day of each Offering Period of the Plan.

      14) "OFFERING PERIOD" shall mean an initial period of five (5) months commencing July 1, 1999, and thereafter a period of six (6) months commencing on January 1 and July 1 of each year except as otherwise indicated by the Company.

      15) "OFFICER" shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

      16)   "PLAN" shall mean this Employee Stock Purchase Plan.

      17) "SUBSIDIARY" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary

3.    ELIGIBILITY.

      1) Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

      2) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i), if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such an Employee pursuant to
            Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined working power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.


4.    OFFERING PERIODS.

      1)    The Plan shall be implemented by a series of Offering Periods of six
            (6) months duration, with new Offering Periods commencing on or about January 1 and June 1 of each year (or at such other time or times as may be determined by the Board of Directors). The Plan shall continue until terminated on accordance with Section 19 hereof. The Board of directors of the Company shall have the power to change the duration and/or the frequency of Offering Period with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. Eligible employees may not participate in more than one Offering at a time.

5.    PARTICIPATION.

      1) An eligible Employee may become a participant in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company's payroll office prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given offering. The subscription agreement shall set forth the whole number percentage of the participant's Compensation (which shall be not less than 1% and not more than 15%) to be paid as Contributions pursuant to the Plan.

      2) Payroll deductions shall commence on the first payroll following the Offering Date and shall end on the last payroll paid prior to the Exercise Date of the Offering Period to which the subscription agreement is applicable, that unless sooner terminated by the participant as provided in Section 10, provided however, that any payroll paid within five (5) business days preceding the Exercise Date will be included in the subsequent Offering Period.

6.    METHOD OF PAYMENT OF CONTRIBUTIONS.

      1) The participants shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than fifteen percent (15%) (in whole number increments) of such participant's Compensation on each such payday. All payroll deductions made to a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

      2) A participant may discontinue his or her participation in the Plan as provided in Section 10, or, on one occasion only during the Offering Period, may decrease the rate of his or her Contributions during the Offering Period by completing and filing with the Company a new subscription agreement. The change in rate shall be effective as of the beginning of the next calendar month following the date of filing of the new subscription agreement, if the agreement is filed at least ten (10) business days prior to such care and, if not, as of the beginning of the next succeeding calendar month.

7.    GRANT OF OPTION.

      1) On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date a number of shares of the Company's Common Stock determined by dividing such Employee's Contribution accumulated prior to such Purchase Date and retained in the participant's account as of the Purchase Date by the lower of (i) eighty-five (85%) of the fair market value of a share of the Company's Common Stock on the Offering Date, or (ii) eighty-five percent (85%) of the fair market value of the Company's Common Stock on the Purchase Date; provided however, that the maximum number of shares an Employee may purchase during each Offering Period shall be 5,000 shares, and provided further that such purchase shall be subject to the limitations set forth in Section 3(b) and 13. The fair market value of a share of the Company's Common Stock shall be determined as provided in Section 7(b).

      2) The option price per share of the shares offered in a given Offering Period shall be the lower of: (i) 85% of the fair market value of a share of the Common Stock of the Company on the Offering Date; or
            (ii) 85% of the fair market value of a share of the Common Stock of the Company on the Exercise Date. The fair market value of the Company's Common Stock on a given date shall be determined by the Board in its discretion based on the closing price of the Common Stock for such date (or, in the event that the common Stock is not traded on such date, on the immediately proceeding trading date on which there was a closing price), as reported by the National Association of Securities Dealers Automated Quotation (Nasdaq) National Market or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by Nasdaq or, in the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing price or such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in the Wall Street Journal.

8. EXERCISE OF OPTION. Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares will be exercised automatically on the Exercise Date of the Offering Period, and the maximum number of full shares subject to the option will be purchased at the  applicable  option price with the  accumulated
      Contributions  in  his  or  her  account.   The  shares  purchased  upon
      exercise of an option hereunder shall be deemed to be transferred to the participant on the Exercise Date. During his or her lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

9. DELIVERY. As promptly as practicable after the Exercise Date of each Offering Period, the Company shall arrange the delivery to each participant, as appropriate, including but not limited to, direct deposit into a book entry account or brokerage account, the shares purchased upon exercise of his or her option. Any cash remaining to the credit of a participant's account under the Plan after a purchase by him or her of shares on the Exercise Date, other than amounts representing fractional shares, will be returned to him or her as soon as practicable. Amounts representing fractional shares will be carried forward for use in subsequent purchases.

 10.  VOLUNTARY WITHDRAWAL; TERMINATION OF EMPLOYMENT.

      1) A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to two (2) business days prior to the Exercise Date of the Offering Period by completing a Company approved notification. All of the participant's Contributions credited to his or her account will be paid to him or her as soon as practicable after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period.

      2) Upon termination of the participant's Continuous Status as an Employee prior to the Exercise Date of an Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or in the case of his or her death, to the person or persons entitled thereto under
            Section 14, and his or her option will be automatically terminated.

      3) In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during the Offering Period in which the employee is participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

      4) A participant's withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

11. INTEREST. No interest shall accrue on the Contributions of a participant in the Plan.

12.   STOCK.

      1) The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 2,000,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18. If the total number of shares which would otherwise be subject to options granted pursuant to
            Section 7(a) on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary.

      2) The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

      3) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the "Street Name" of a Company approved broker.

13. ADMINISTRATION. The Board, or a committee named by the Board, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The composition of the committed shall be in accordance with the requirements to obtain or retain any available exemption from the operation of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

14.   DESIGNATION OF BENEFICIARY.

      a) A participant may file a written designation of a beneficiary who is to receive shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the end of an Offering Period but prior to delivery to him or her of such shares and cash. In addition a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to the Exercise Date of an Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

      2) Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice. Int he event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents of relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15. TRANSFERABILITY. Neither Contributions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 13) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as election to withdraw funds in accordance with Section 10.

16. USE OF FUNDS. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

17. REPORTS. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees promptly following the Exercise Date, which statements will set forth the amounts of Contributions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

18.   ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; CORPORATE TRANSACTIONS.

      1) ADJUSTMENTS. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of price of shares of Common Stock subject to an option.

      2) CORPORATE TRANSACTIONS. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of the merger of sale of assets, the Board shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets of merger.

19.   AMENDMENT OR TERMINATION.

      1) The Board of Directors of the Company may at any time terminate or amend the Plan. Except as provided in Section 19, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as so required.

      2) Without shareholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board (or its committee) shall be entitled to change the Offering Periods and purchase periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld form the participant's compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

20. NOTICES. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location or by the person, designated by the Company for the receipt thereof.

21.   CONDITIONS UPON ISSUANCE OF SHARES.

      1) Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

      2) As a consideration to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

      3) Each participant agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two (2) years after the date of grant of the option pursuant to which such shares were purchased.

22. TERM OF PLAN; EFFECTIVE DATE. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 20.

23. ADDITIONAL RESTRICTION OF RULE 16B-3. The terms and conditions of options grated hereunder to, and the purchase of shares by, persons subject to
      Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

PROXY
                                PRELIMINARY PROXY
                       MEDICAL INDUSTRIES OF AMERICA, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 10, 1999

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MEDICAL INDUSTRIES OF AMERICA, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW.

The undersigned stockholder of Medical Industries of America, Inc. (the "Company") hereby appoints E. Nicholas Davis, III and Linda Moore, the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of common stock of the Company at the Annual Meeting of Stockholders of the Company to be held at ___________________________________ on September 10, 1999 at 10:00
a.m., and any and all adjournments thereof, with all of the powers which the undersigned would possess if personally present, for the following purposes:

1.    To elect eight Directors.

                                                       For        Withhold
                     Michael F. Morrell                [  ]          [ ]
                     Paul C. Pershes                   [  ]          [ ]
                     Theodore J. Orlando               [  ]          [ ]
                     Glen Barber                       [  ]          [ ]
                     Terry Lazar                       [  ]          [ ]
                     Dana J. Pusateri                  [  ]          [ ]
                     Louis R. Capece                   [  ]          [ ]
                     John E. Haines(i)                 [  ]          [ ]


      (i) John E. Haines' appointment is subject to the approval of the acquisition of CyberCare, Inc. as more fully disclosed herein as Proposal 2.

                                                                                   For     Against   Abstain
2.    To consider and act upon a proposal to approve the issuance of additional common shares of the Company for the purpose of acquiring all the capital stock of CyberCare, Inc. under the terms of that certain Stock Exchange
      Agreement by and between the Company and CyberCare, Inc. dated July 5,
      1999.                                                                        [ ]       [ ]       [ ]

3.    To consider and act upon a proposal to approve an amendment to the
      Company's Articles of Incorporation to change the name of the Company from
      Medical Industries of America, Inc. to Cybr-Care, Inc.                       [ ]       [ ]       [ ]

4.    To consider and act upon a proposal to approve an amendment to the
      Company's Articles of Incorporation to increase the number of authorized
      shares of common stock from 100 million to 200 million.                      [ ]       [ ]       [ ]

5.    To consider and act upon a proposal to approve the Company's proposed 1999
      Incentive Stock Option Plan.                                                 [ ]       [ ]       [ ]

6.    To consider and act upon a proposal to approve the Company's proposed 1999
      Officers and Directors Stock Option Plan.                                    [ ]       [ ]       [ ]

7.    To consider and act upon a proposal to approve the Company's proposed 1999
      Employee Stock Purchase Plan.                                                [ ]       [ ]       [ ]

8.    To ratify the appointment of Ernst & Young, LLP.                             [ ]       [ ]       [ ]

9.    To consider and act upon a proposal to approve an amendment to the Plan of
      Merger with Air Response, Inc. whereby the Company will issue a series of debentures convertible into its common stock in replacement of promissory
      notes.                                                                       [ ]       [ ]       [ ]

10.   To consider and act upon a proposal to approve the sale of debentures and warrants to investors pursuant to a private offering with Connecticut
      Capital Markets, LLC, the placement agent, where the issuance of the
      Company's common shares upon the conversion or exercise of the debentures or warrants could result in the Company issuing shares of its common stock to the investors in amounts of 20% or more of the Company's issued and
      outstanding common stock as of the Record Date.                              [ ]       [ ]       [ ]

11.   To consider and act upon a proposal to approve the sale, pursuant to a three year $25 million equity line funding commitment with Swartz Capital
      & Partners, LLC, of the Company's common stock and warrants which, if converted, could result in the Company issuing shares of its common stock to the investors in amounts of 20% or more of the Company's issued and
      outstanding common stock as of the Record Date.                              [ ]       [ ]       [ ]

12.   To transact such other business as may properly come before the meeting or
      any Adjournment thereof.                                                     [ ]       [ ]       [ ]

      This Proxy will be voted for the choices specified. If no choice is specified for Items 1 through 11, this Proxy will be voted FOR those items.

      The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated _________________, 1999.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.



DATED:__________________________  ______________________________________________
                                  [Signature]


                                  ______________________________________________
                                  [Signature if jointly held]


                                  ______________________________________________
                                  [Printed Name]

                                  Please sign exactly as name appears on stock certificate(s). Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.